Filed Pursuant to Rule 424(b)(5)
Registration No. 333-183442

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated September 25, 2012

Preliminary Prospectus Supplement

(To Prospectus Dated August 20, 2012)

$

DTE Energy Company

2012 Series C         % Junior Subordinated Debentures due 2062

We are offering $             of our 2012 Series C         % Junior Subordinated Debentures due 2062. We will pay interest on the junior subordinated debentures quarterly on March 1, June 1, September 1 and December 1 of each year, beginning on December 1, 2012 at the rate of         % per year.

We may defer interest payments as described in this prospectus supplement. Any deferred interest payments will bear additional interest at the rate of         % per year, to the extent legally permitted. The junior subordinated debentures will mature on December 1, 2062.

The junior subordinated debentures will be issued in denominations of $25 and integral multiples thereof.

We may redeem the junior subordinated debentures at our option, at the times and at the redemption prices described in this prospectus supplement. The junior subordinated debentures will be unsecured and will rank subordinate and junior in right of payment to all of our current and future senior indebtedness. The junior subordinated debentures will rank equal to any other junior subordinated debentures that we have issued or may issue.

We will apply for the listing of the junior subordinated debentures on the New York Stock Exchange. If approved for listing, trading on the New York Stock Exchange is expected to commence within 30 days after the junior subordinated debentures are first issued.

Investment in the junior subordinated debentures involves risks. You should read carefully this prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” that begins on page S-8 of this prospectus supplement, which describes some of these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discount	Proceeds to DTE Before Expenses
Per Debenture	$	$	$
Total	$	$	$

Interest on the junior subordinated debentures will accrue from October     , 2012. Purchasers of junior subordinated debentures must pay accrued interest if settlement occurs after that date.

We have granted the underwriters an option to purchase up to an additional $             aggregate principal amount of junior subordinated debentures to cover overallotments for 30 days following the date of this prospectus supplement. Should the underwriters exercise this option in full, upon the exercise of the option the total initial public offering price, underwriting discount and proceeds to DTE Energy, before expenses will be $            , $             and $            , respectively.

Delivery of the junior subordinated debentures will be made in book-entry form only through The Depository Trust Company on or about October     , 2012.

Joint Book-Running Managers

BofA Merrill Lynch	Citigroup	UBS Investment Bank	Wells Fargo Securities

Co-Managers

BNY Mellon Capital Markets, LLC	Comerica Securities	Deutsche Bank Securities	Mitsubishi UFJ Securities

The date of this prospectus supplement is September     , 2012.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and in any written communication from us or the underwriters specifying the final terms of the offering. We have not, and the underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement or the accompanying prospectus or any document incorporated by reference is accurate only as of its date. DTE Energy’s business, financial condition, results of operations and prospects may have changed since such date. To the extent that the information in this prospectus supplement differs from the information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

References in this prospectus supplement to “DTE Energy,” “we,” “us,” or “our” refer to DTE Energy Company and its consolidated subsidiaries.

Prospectus Supplement

Prospectus

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement or the accompanying prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), with respect to the financial condition, results of operations and business of DTE Energy. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein. You are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus supplement or the date of any document incorporated by reference.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Our actual results may differ from those expected due to a number of variables as described in our public filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2012, which are incorporated by reference herein.

All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights important information about DTE Energy Company and this offering. It does not contain all the information that is important to you in connection with your decision to invest in the junior subordinated debentures. We encourage you to read this prospectus supplement and the accompanying prospectus in their entirety as well as the information we incorporate by reference before making an investment decision.

DTE Energy Company

DTE Energy Company (“DTE Energy”) is a Michigan corporation engaged in utility operations through its wholly owned subsidiaries, The Detroit Edison Company (“Detroit Edison”) and Michigan Consolidated Gas Company (“MichCon”). We also have non-utility operations that are engaged in a variety of energy related businesses.

Detroit Edison is a Michigan public utility engaged in the generation, purchase, distribution and sale of electricity to approximately 2.1 million customers in southeastern Michigan.

MichCon is a Michigan public utility engaged in the purchase, storage, transportation, distribution and sale of natural gas to approximately 1.2 million customers throughout Michigan and the sale of storage and transportation capacity.

Our non-utility operations consist primarily of Gas Storage and Pipeline, which is involved in the development and operation of natural gas pipelines, gathering and storage; Unconventional Gas Production, which is engaged in unconventional gas and oil project development and production; Power and Industrial Projects, which is comprised primarily of projects that deliver energy and utility-type services to industrial, commercial and institutional customers, provide coal transportation services and marketing and sell electricity from biomass-fired energy projects; and Energy Trading, which engages in energy marketing and trading operations.

The mailing address of DTE Energy’s principal executive offices is One Energy Plaza, Detroit, Michigan 48226-1279, and its telephone number is (313) 235-4000.

The Offering

For a more complete description of the terms of the junior subordinated debentures, see “Description of Junior Subordinated Debentures.”

The Issuer	DTE Energy Company.

Offered Securities	$ aggregate principal amount of our 2012 Series C % Junior Subordinated Debentures due 2062 (exclusive of any junior subordinated debentures sold pursuant to the overallotment option).

Maturity	The junior subordinated debentures will mature on December 1, 2062.

Interest Payment Dates

Interest on the junior subordinated debentures at the rate of     % per year will be payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, beginning on December 1, 2012, unless deferred as described below.

Interest Deferral

We may, on one or more occasions, defer the quarterly interest payments on the junior subordinated debentures for up to 20 consecutive quarterly periods, unless an event of default under the junior subordinated debentures has occurred and is continuing. In other words, we may declare at our discretion up to a five year interest payment moratorium on the junior subordinated debentures and may choose to do that on more than one occasion. We may also elect to shorten the length of any deferral period. Interest payments cannot be deferred, however, beyond the maturity date of the junior subordinated debentures, nor can we begin a new interest deferral period until we have paid all accrued interest on the junior subordinated debentures from the previous deferral period. Any deferred interest on the junior subordinated debentures will accrue additional interest at an annual rate of         %, compounded quarterly, to the extent permitted by law.

If we defer payments of interest on the junior subordinated debentures, the junior subordinated debentures will be treated at that time, solely for purposes of the original issue discount rules, as having been retired and reissued with original issue discount for United States federal income tax purposes. This means you would be required to include in your gross income for United States federal income tax purposes the deferred interest payments on your junior subordinated debentures (including interest thereon) before you receive cash interest payments, regardless of your regular method of accounting for United States federal income tax purposes. For more information about the tax consequences you may have if payments of interest are deferred, see “Material U.S. Federal Income Tax Considerations — United States Persons — Exercise of deferral option” below. We have no current intention of exercising our right to defer interest payments on the junior subordinated debentures.

Certain Restrictions during an Optional Deferral Period

During any period in which we defer interest payments on the junior subordinated debentures, neither we nor our majority-owned subsidiaries will do any of the following, with certain limited exceptions:

•	declare or pay any dividends or distributions on DTE Energy Company capital stock;

•	redeem, purchase, acquire or make a liquidation payment with respect to any DTE Energy Company capital stock;

•	make any interest, principal or premium payment on, or repay, repurchase or redeem, any DTE Energy Company indebtedness that ranks equally with or junior to the junior subordinated debentures; or

•

make any guarantee payments with respect to any DTE Energy Company guarantee of indebtedness of our subsidiaries or any other party that is equal in right of payment with, or junior to, the junior subordinated debentures.

Redemption

We may redeem the junior subordinated debentures at our option, in whole or in part, on or after December 1, 2017. In addition, we may redeem the junior subordinated debentures in whole, but not in part, before December 1, 2017 if certain changes in tax laws, regulations or interpretations occur. In each case, the redemption price will be 100% of the principal amount of such junior subordinated debentures being redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

We may also redeem the junior subordinated debentures at our option, in whole but not in part, before December 1, 2017 if a rating agency makes certain changes in the equity credit criteria for securities such as the junior subordinated debentures. In this event, the redemption price will be equal to 102% of the principal amount of such junior subordinated debentures being redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

Ranking

The junior subordinated debentures will be unsecured and will rank subordinate and junior in right of payment to all of our current and future senior indebtedness. The junior subordinated debentures will rank equal to any other junior subordinated debentures that we have issued and other pari passu junior subordinated debentures we may issue from time to time. The junior subordinated debentures are our obligations exclusively, and are not the obligations of any of our subsidiaries. Because we are a holding company, our obligations on the junior subordinated debentures will be effectively subordinated to existing and future liabilities of our subsidiaries. See “Description of Junior Subordinated Debentures — Subordination” herein, and “Description of Debt Securities — Ranking” in the accompanying prospectus.

Listing

We will apply for the listing of the junior subordinated debentures on the New York Stock Exchange. If approved for listing, trading on the New York Stock Exchange is expected to commence within 30 days after the junior subordinated debentures are first issued.

Trading

The junior subordinated debentures are expected to trade “flat,” meaning that purchasers will not pay and sellers will not receive any accrued and unpaid interest on the junior subordinated debentures that is not included in the trading price.

Use of Proceeds

Total net proceeds from the sale of the junior subordinated debentures, after deducting our expenses and the underwriting discount, are expected to be approximately $            . If the underwriters exercise in full their option to purchase additional junior subordinated debentures, the net proceeds of this offering will be approximately $            . We expect to use the net proceeds to pay a portion of the purchase price for a portfolio of on-site energy projects, primarily located in the Midwest, for which we executed a purchase agreement in July 2012; to repay short-term borrowings, which have an average interest rate of approximately 0.40% and maturities under 30 days; and for general corporate purposes.

Risk Factors

Your investment in the junior subordinated debentures will involve risks. You should carefully consider the discussion of risks in “Risk Factors” in this prospectus supplement and the other information in this prospectus supplement and the accompanying prospectus, including “Cautionary Statements Regarding Forward-Looking Statements,” on page S-2 of this prospectus supplement, before deciding whether an investment in the junior subordinated debentures is suitable for you.

Summary Consolidated Financial Data

The following table sets forth our summary consolidated financial data on a historical basis for the six months ended June 30, 2012 and June 30, 2011 and each of the three years ended December 31, 2011, 2010 and 2009. The year-end financial data have been derived from our audited financial statements which have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. See “Experts” in this prospectus supplement. The financial data for the interim periods have been derived from our unaudited condensed consolidated financial statements and include, in the opinion of our management, all adjustments, consisting of normal recurring adjustments, except as otherwise disclosed in the notes to the interim financial statements, necessary for a fair statement of the financial data. Financial results for the interim periods are not necessarily indicative of results that may be expected for any other interim period or for the fiscal year. The information below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2012, and in conjunction with our financial statements and the related notes and the other financial or statistical information that we include or incorporate by reference herein and in the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus.

	Six Months Ended June 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
	(unaudited)
	(in millions, except per share amounts)
Income Statement Data
Operating Revenues	$4,274	$4,459	$8,897	$8,557	$8,014
Net Income	$305	$378	$720	$639	$535
Earnings Per Common Share
Basic	$1.77	$2.23	$4.19	$3.75	$3.24
Diluted	$1.77	$2.23	$4.18	$3.74	$3.24
Dividends Declared Per Share of Common Stock	$1.18	$1.15	$2.32	$2.18	$2.12
Balance Sheet Data
Total Assets	$26,075	$24,579	$26,009	$24,896	$24,195
Long-Term Debt, net of current portion (1)	$7,212	$7,507	$7,187	$7,089	$7,370

(1)

Includes securitization bonds issued in March 2001 by The Detroit Edison Securitization Funding LLC, which were outstanding in the amounts of $391 million at June 30, 2012, $559 million at June 30, 2011, $479 million at December 31, 2011, $643 million at December 31, 2010, and $793 million at December 31, 2009.

RISK FACTORS

An investment in the junior subordinated debentures involves risks. You should carefully consider the following information, together with the other information in this prospectus supplement, the accompanying prospectus and the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus (including the “Risk Factors” set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Reports on Form 10-Q for the quarters ended March 31, and June 30, 2012), about risks concerning the junior subordinated debentures, before buying any junior subordinated debentures. See also “Cautionary Statements Regarding Forward-Looking Statements” in this prospectus supplement.

Risk Factors Relating to Our Business

There are various risks associated with the operations of DTE Energy’s utility and non-utility businesses. To provide a framework to understand the operating environment of DTE Energy, we are providing a brief explanation of the more significant risks associated with our businesses. Although we have tried to identify and discuss key risk factors, others could emerge in the future. Each of the following risks could affect our performance.

We are subject to rate regulation. Electric and gas rates for our utilities are set by the Michigan Public Service Commission (“MPSC”) and the Federal Energy Regulatory Commission (“FERC”) and cannot be changed without regulatory authorization. We may be negatively impacted by new regulations or interpretations by the MPSC, the FERC or other regulatory bodies. Our ability to recover costs may be impacted by the time lag between the incurrence of costs and the recovery of the costs in customers’ rates. Our regulators also may decide to disallow recovery of certain costs in customers’ rates if they determine that those costs do not meet the standards for recovery under our governing laws and regulations. Our utilities typically self-implement base rate changes six months after rate case filings in accordance with Michigan law. However, if the final rates authorized by our regulators in the final rate order are lower than the amounts we collected during the self-implementation period, we must refund the difference with interest. Our regulators may also disagree with our rate calculations under the various tracking and decoupling mechanisms that are intended to mitigate the risk to our utilities of certain aspects of our business. If we cannot agree with our regulators on an appropriate reconciliation of those mechanisms, it may impact our ability to recover certain costs through our customer rates. Our regulators may also decide to eliminate more of these mechanisms in future rate cases, which may make it more difficult for us to recover our costs in the rates we charge customers. We cannot predict what rates an MPSC order will adopt in future rate cases. New legislation, regulations or interpretations could change how our business operates, impact our ability to recover costs through rates or require us to incur additional expenses.

Changes to Michigan’s electric Customer Choice program could negatively impact our financial performance. The electric Customer Choice program, as originally contemplated in Michigan, anticipated an eventual transition to a totally deregulated and competitive environment where customers would be charged market-based rates for their electricity. The State of Michigan currently experiences a hybrid market, where the MPSC continues to regulate electric rates for our customers, while alternative electric suppliers charge market-based rates. In addition, such regulated electric rates for certain groups of our customers exceed the cost of service to those customers. Due to distorted pricing mechanisms during the initial implementation period of electric Customer Choice, many commercial customers chose alternative electric suppliers. MPSC rate orders and 2008 energy legislation enacted by the State of Michigan are phasing out the pricing disparity over five years and have placed a 10 percent cap on the total potential Customer Choice related migration. However, even with the electric Customer Choice-related relief received in recent Detroit Edison rate orders and the legislated 10 percent cap on participation in the electric Customer Choice program, there continues to be legislative and financial risk associated with the electric Customer Choice program. Electric Customer Choice migration is sensitive to market price and full service electric price changes.

Regional and national economic conditions can have an unfavorable impact on us. Our utility and non-utility businesses follow the economic cycles of the customers we serve and credit risk of counterparties we do business with. Our utilities and certain non-utility businesses provide services to the domestic automotive and steel industries which have undergone considerable financial distress, exacerbating the decline in regional economic conditions. Should national or regional economic conditions deteriorate, reduced volumes of electricity and gas, and demand for energy services we supply, collections of accounts receivable, reductions in federal and state energy assistance funding, and potentially higher levels of lost or stolen gas could result in decreased earnings and cash flow.

Environmental laws and liability may be costly. We are subject to and affected by numerous environmental regulations. These regulations govern air emissions, water quality, wastewater discharge and disposal of solid and hazardous waste. Compliance with these regulations can significantly increase capital spending, operating expenses and plant down times and can negatively affect the affordability of the rates we charge to our customers.

Uncertainty around future environmental regulations creates difficulty planning long-term capital projects in our generation fleet and gas distribution businesses. These laws and regulations require us to seek a variety of environmental licenses, permits, inspections and other regulatory approvals. We could be required to install expensive pollution control measures or limit or cease activities based on these regulations. Additionally, we may become a responsible party for environmental cleanup at sites identified by a regulatory body. We cannot predict with certainty the amount and timing of future expenditures related to environmental matters because of the difficulty of estimating clean up costs. There is also uncertainty in quantifying liabilities under environmental laws that impose joint and several liability on potentially responsible parties.

We may also incur liabilities as a result of potential future requirements to address climate change issues. Proposals for voluntary initiatives and mandatory controls are being discussed both in the United States and worldwide to reduce greenhouse gases such as carbon dioxide, a by-product of burning fossil fuels. If increased regulation of greenhouse gas emissions are implemented, the operations of our fossil-fuel generation assets and our unconventional gas production assets may be significantly impacted. Since there can be no assurances that environmental costs may be recovered through the regulatory process, our financial performance may be negatively impacted as a result of environmental matters.

Future environmental regulation of natural gas extraction techniques including hydraulic fracturing being discussed both at the United States federal level and by some states may affect the profitability of natural gas extraction businesses which could affect demand for and profitability of our gas transportation businesses.

Operation of a nuclear facility subjects us to risk. Ownership of an operating nuclear generating plant subjects us to significant additional risks. These risks include, among others, plant security, environmental regulation and remediation, changes in federal nuclear regulation and operational factors that can significantly impact the performance and cost of operating a nuclear facility. While we maintain insurance for various nuclear-related risks, there can be no assurances that such insurance will be sufficient to cover our costs in the event of an accident or business interruption at our nuclear generating plant, which may affect our financial performance.

The supply and/or price of energy commodities and/or related services may impact our financial results. We are dependent on coal for much of our electrical generating capacity. Our access to natural gas supplies is critical to ensure reliability of service for our utility gas customers. Our non-utility businesses, including our energy transportation business, are also dependent upon supplies and prices of energy commodities and services. Price fluctuations, fuel supply disruptions and changes in transportation costs could have a negative impact on the amounts we charge our utility customers for electricity and gas and on the profitability of our non-utility businesses. We have hedging strategies and regulatory recovery mechanisms in place to mitigate some of the negative fluctuations in commodity supply prices in our utility and non-utility businesses, but there can be no assurances that our financial performance will not be negatively impacted by price fluctuations. The price of energy also impacts the market for our non-utility businesses that compete with utilities and alternative electric suppliers or provide energy transportation services.

The supply and/or price of other industrial raw and finished inputs and/or related services may impact our financial results. We are dependent on supplies of certain commodities, such as copper and limestone, among others, and industrial materials and services in order to maintain day-to-day operations and maintenance of our facilities. Price fluctuations or supply interruptions for these commodities and other items could have a negative impact on the amounts we charge our customers for our utility products and on the profitability of our non-utility businesses.

Adverse changes in our credit ratings may negatively affect us. Regional and national economic conditions, increased scrutiny of the energy industry and regulatory changes, as well as changes in our economic performance, could result in credit agencies reexamining our credit rating. While credit ratings reflect the opinions of the credit agencies issuing such ratings and may not necessarily reflect actual performance, a downgrade in our credit rating below investment grade could restrict or discontinue our ability to access capital markets and could result in an increase in our borrowing costs, a reduced level of capital expenditures and could impact future earnings and cash flows. In addition, a reduction in our credit rating may require us to post collateral related to various physical or financially settled contracts for the purchase of energy-related commodities, products and services, which could impact our liquidity.

Our ability to access capital markets is important. Our ability to access capital markets is important to operate our businesses. In the past, turmoil in credit markets has constrained, and may again in the future constrain, our ability as well as the ability of our subsidiaries to issue new debt, including commercial paper, and refinance existing debt at reasonable interest rates. In addition, the level of borrowing by other energy companies and the market as a whole could limit our access to capital markets. Our long term revolving credit facilities do not expire until 2015, but we regularly access capital markets to refinance existing debt or fund new projects at our utilities, and we cannot predict the pricing or demand for those future transactions.

Poor investment performance of pension and other postretirement benefit plan holdings and other factors impacting benefit plan costs could unfavorably impact our liquidity and results of operations. Our costs of providing non-contributory defined benefit pension plans and other postretirement benefit plans are dependent upon a number of factors, such as the rates of return on plan assets, the level of interest rates used to measure the required minimum funding levels of the plans, future government regulation, and our required or voluntary contributions made to the plans. The performance of the debt and equity markets affects the value of assets that are held in trust to satisfy future obligations under our plans. We have significant benefit obligations and hold significant assets in trust to satisfy these obligations. These assets are subject to market fluctuations and will yield uncertain returns, which may fall below our projected return rates. A decline in the market value of the pension and postretirement benefit plan assets will increase the funding requirements under our pension and postretirement benefit plans if the actual asset returns do not recover these declines in the foreseeable future. Additionally, our pension and postretirement benefit plan liabilities are sensitive to changes in interest rates. As interest rates decrease, the liabilities increase, resulting in increasing benefit expense and funding requirements. Also, if future increases in pension and postretirement benefit costs as a result of reduced plan assets are not recoverable from Detroit Edison or MichCon customers, the results of operations and financial position of our company could be negatively affected. Without sustained growth in the plan investments over time to increase the value of our plan assets, we could be required to fund our plans with significant amounts of cash. Such cash funding obligations could have a material impact on our cash flows, financial position, or results of operations.

Construction and capital improvements to our power facilities and distribution systems subject us to risk. We are managing ongoing and planning future significant construction and capital improvement projects at multiple power generation and distribution facilities and our gas distribution system. Many factors that could cause delays or increased prices for these complex projects are beyond our control, including the cost of materials and labor, subcontractor performance, timing and issuance of necessary permits, construction disputes and weather conditions. Failure to complete these projects on schedule and on budget for any reason could adversely affect our financial performance and operations at the affected facilities and businesses.

Our participation in energy trading markets subjects us to risk. Events in the energy trading industry have increased the level of scrutiny on the energy trading business and the energy industry as a whole. In certain situations we may be required to post collateral to support trading operations, which could be substantial. If access to liquidity to support trading activities is curtailed, we could experience decreased earnings potential and cash flows. Energy trading activities take place in volatile markets and expose us to risks related to commodity price movements. We routinely have speculative trading positions in the market, within strict policy guidelines we set, resulting from the management of our business portfolio. To the extent speculative trading positions exist, fluctuating commodity prices can improve or diminish our financial results and financial position. We manage our exposure by establishing and enforcing strict risk limits and risk management procedures. During periods of extreme volatility, these risk limits and risk management procedures may not work as planned and cannot eliminate all risks associated with these activities.

Our non-utility businesses may not perform to our expectations. We rely on our non-utility operations for a portion of our earnings. If our current and contemplated non-utility investments do not perform at expected levels, we could experience diminished earnings and a corresponding decline in our shareholder value.

Our estimates of gas reserves are subject to change. While great care is exercised in utilizing historical information and assumptions to develop reasonable estimates of future production and cash flow, we cannot provide absolute assurance that our estimates of our Barnett gas reserves are accurate. We estimate proved gas reserves and the future net cash flows attributable to those reserves. There are numerous uncertainties inherent in estimating quantities of proved gas reserves and cash flows attributable to such reserves, including factors beyond our control. Reserve engineering is a subjective process of estimating underground accumulations of gas that cannot be measured in an exact manner. The accuracy of an estimate of quantities of reserves, or of cash flows attributable to such reserves, is a function of the available data, assumptions regarding expenditures for future development and exploration activities, and of engineering and geological interpretation and judgment. Additionally, reserves and future cash flows may be subject to material downward or upward revisions, based upon production history, development and exploration activities and prices of gas. Actual future production, revenue, taxes, development expenditures, operating expenses, quantities of recoverable reserves and the value of cash flows from such reserves may vary significantly from the assumptions and underlying information we used.

Our ability to utilize production tax credits may be limited. To reduce U.S. dependence on imported oil, the Internal Revenue Code provides production tax credits as an incentive for taxpayers to produce fuels and electricity from alternative sources. We generated production tax credits from coke production, landfill gas recovery, biomass fired electric generation, reduced emission fuel, renewable energy credits, steel industry fuel and gas production operations. All production tax credits taken after 2008 are subject to audit by the Internal Revenue Service (IRS). If our production tax credits were disallowed in whole or in part as a result of an IRS audit, there could be additional tax liabilities owed for previously recognized tax credits that could significantly impact our earnings and cash flows.

Weather significantly affects operations. Deviations from normal hot and cold weather conditions affect our earnings and cash flow. Mild temperatures can result in decreased utilization of our assets, lowering income and cash flow. Ice storms, tornadoes, or high winds can damage the electric distribution system infrastructure and require us to perform emergency repairs and incur material unplanned expenses. The expenses of storm restoration efforts may not be fully recoverable through the regulatory process.

Unplanned power plant outages may be costly. Unforeseen maintenance may be required to safely produce electricity or comply with environmental regulations. As a result of unforeseen maintenance, we may be required to make spot market purchases of electricity that exceed our costs of generation. Our financial performance may be negatively affected if we are unable to recover such increased costs.

We rely on cash flows from subsidiaries. DTE Energy is a holding company. Cash flows from our utility and non-utility subsidiaries are required to pay interest expenses and dividends on DTE Energy debt and securities. Should a major subsidiary not be able to pay dividends or transfer cash flows to DTE Energy, our ability to pay interest and dividends would be restricted.

Renewable portfolio standards and energy efficiency programs may affect our business. We are subject to existing Michigan and potential future federal legislation and regulation requiring us to secure sources of renewable energy. Under the current Michigan legislation we will be required in the future to provide a specified percentage of our power from Michigan renewable energy sources. We are developing a strategy for complying with the existing state legislation, but we do not know what requirements may be added by federal legislation. In addition, there could be additional state requirements increasing the percentage of power required to be provided by renewable energy sources. We are actively engaged in developing renewable energy projects and identifying third party projects in which we can invest. We cannot predict the financial impact or costs associated with these future projects.

We are also required by Michigan legislation to implement energy efficiency measures and provide energy efficiency customer awareness and education programs. These requirements necessitate expenditures and implementation of these programs creates the risk of reducing our revenues as customers decrease their energy usage. We do not know how these programs will impact our business and future operating results.

Threats of terrorism or cyber attacks could affect our business. We may be threatened by problems such as computer viruses or terrorism that may disrupt our operations and could harm our operating results. Our industry requires the continued operation of sophisticated information technology systems and network infrastructure. Despite our implementation of security measures, all of our technology systems are vulnerable to disability or failures due to hacking, viruses, acts of war or terrorism and other causes. If our information technology systems were to fail and we were unable to recover in a timely way, we might be unable to fulfill critical business functions, which could have a material adverse effect on our business, operating results, and financial condition.

In addition, our generation plants, gas pipeline and storage facilities and electrical distribution facilities in particular may be targets of terrorist activities that could disrupt our ability to produce or distribute some portion of our energy products. We have increased security as a result of past events and we may be required by our regulators or by the future terrorist threat environment to make investments in security that we cannot currently predict.

Failure to maintain the security of personally identifiable information could adversely affect us. In connection with our business we collect and retain personally identifiable information of our customers, shareholders and employees. Our customers, shareholders and employees expect that we will adequately protect their personal information, and the United States regulatory environment surrounding information security and privacy is increasingly demanding. A significant theft, loss or fraudulent use of customer, shareholder, employee or DTE Energy data by cybercrime or otherwise could adversely impact our reputation and could result in significant costs, fines and litigation.

Failure to retain and attract key executive officers and other skilled professional and technical employees could have an adverse effect on our operations. Our business is dependent on our ability to recruit, retain, and motivate employees. Competition for skilled employees in some areas is high and the inability to retain and attract these employees could adversely affect our business and future operating results.

A work interruption may adversely affect us. Unions represent approximately 5,000 of our employees. A union choosing to strike would have an impact on our business. We are unable to predict the effect a work stoppage would have on our costs of operation and financial performance.

If our goodwill becomes impaired, we may be required to record a charge to earnings. We annually review the carrying value of goodwill associated with acquisitions made by the Company for impairment. Factors that may be considered for purposes of this analysis include any change in circumstances indicating that the carrying value of our goodwill may not be recoverable such as a decline in stock price and market capitalization, future cash flows, and slower growth rates in our industry. We cannot predict the timing, strength or duration of any economic slowdown or subsequent recovery, worldwide or in the economy or markets in which we operate; however, when events or changes in circumstances indicate that the carrying value of these assets may not be recoverable, the Company may take a non-cash impairment charge, which could potentially materially impact our results of operations and financial position.

We may not be fully covered by insurance. We have a comprehensive insurance program in place to provide coverage for various types of risks, including catastrophic damage as a result of acts of God, terrorism or a combination of other significant unforeseen events that could impact our operations. Economic losses might not be covered in full by insurance or our insurers may be unable to meet contractual obligations.

Risk Factors Relating to the Junior Subordinated Debentures

Payments on the junior subordinated debentures may be deferred. This right may have adverse tax and market consequences. As long as the junior subordinated debentures are not in default, we have the right on one or more occasions to defer paying interest on the junior subordinated debentures for up to 20 consecutive quarters. Although interest will accrue on deferred interest payments, we believe it is likely that the market value of junior subordinated debentures will decline whenever payments are deferred. In the event of these deferrals, under applicable United States federal income tax laws, you will be required to accrue interest income in respect of the junior subordinated debentures using a constant yield method, regardless of your regular method of tax accounting, before you receive any cash payment attributable to such income. Also, if you sell your junior subordinated debentures prior to the record date for the interest payment date after the deferral period, you will never receive the cash from us related to the deferred amounts you reported for United States federal income tax purposes. In addition, it is possible that any sale price received during a deferral period will not fully reflect accrued but unpaid interest. Furthermore, as a result of our ability to defer payments, the market price of the junior subordinated debentures may be more volatile than other securities that do not have a deferral option. The covenants which we have entered into in connection with this offering generally prohibit us from paying distributions to the holders of our common stock or to holders of any other equity interests or making payments to holders of our junior or pari passu obligations while payments on the junior subordinated debentures are deferred, and we have no present intention to defer any payments on the junior subordinated debentures. Nonetheless, deferrals may occur during the term of the junior subordinated debentures, and, if they do, they may have the adverse tax and market price consequences described in this paragraph.

Our obligations under the junior subordinated debentures are subordinated to our current and future senior indebtedness. Our obligations under the junior subordinated debentures will be unsecured and subordinated. This means that we cannot make payments on the junior subordinated debentures if we are in default on any of our senior indebtedness. In the event of our bankruptcy, liquidation or dissolution, our assets must be used to pay our senior obligations in full before any payments may be made to holders of the junior subordinated debentures.

In addition, because we are a holding company and our assets consist primarily of investments in our subsidiaries, payments due under the junior subordinated debentures are also effectively subordinated to all liabilities and preferred stock if any, of our subsidiaries. Our ability to service indebtedness, including the junior subordinated debentures, depends on the earnings of our subsidiaries and the distribution or other payment to us from subsidiaries of earnings in the form of dividends, loans or advances, and repayment of loans and advances from us. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due under the junior subordinated debentures or to make payments to us in order for us to pay our obligations under the junior subordinated debentures.

On June 30, 2012, we and our subsidiaries had consolidated long-term indebtedness of approximately $7.2 billion, substantially all of which would be effectively senior to our junior subordinated debentures. There is no limitation on the ability of us or our subsidiaries to incur additional indebtedness or other liabilities to which the junior subordinated debentures will be effectively subordinated. In addition, the junior subordinated debentures do not restrict our ability to issue additional debt ranking equally with the junior subordinated debentures but with better economic or other terms.

The junior subordinated debentures may be redeemed prior to maturity, and you may not be able to reinvest the proceeds at the same or a higher rate. We may redeem the junior subordinated debentures at our option, in whole or in part, on or after December 1, 2017. In addition, we may redeem the junior subordinated debentures in whole, but not in part, before December 1, 2017 if certain changes in tax laws, regulations or interpretations occur. In each case, the redemption price will be 100% of the principal amount of such junior subordinated debentures being redeemed plus accrued and unpaid interest. We may also redeem the junior subordinated debentures at our option, in whole but not in part, before December 1, 2017 if a rating agency makes certain changes in the equity credit criteria for securities such as the junior subordinated debentures. In this event, the redemption price will be 102% of the principal amount of such junior subordinated debentures being redeemed plus accrued and unpaid interest. You may not be able to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return on the junior subordinated debentures.

Holders of the junior subordinated debentures will have limited rights of acceleration. The trustee and holders of the junior subordinated debentures may accelerate payment of the principal on the junior subordinated debentures only upon the occurrence and continuation of certain events of default, subject to the conditions in the indenture. Events of default under the indenture with respect to the junior subordinated debentures only relate to failure to pay interest within 30 days after it is due (except for permitted deferrals of interest payments), failure to pay principal on the junior subordinated debentures when due, certain events of bankruptcy, insolvency or similar creditor reorganization, or court appointment of a receiver, liquidator or trustee for DTE Energy or for all or substantially all of its property. The trustee and holders of the junior subordinated debentures will not have the right to accelerate payment of the principal on the junior subordinated debentures upon the breach of other covenants in the indenture. See “Description of Junior Subordinated Debentures — Events of Default under the Indenture” in this prospectus supplement.

Absence of public market for the junior subordinated debentures. We will apply for the listing of the junior subordinated debentures on the New York Stock Exchange. If approved for listing, trading on the New York Stock Exchange is expected to commence within 30 days after the junior subordinated debentures are first issued. The listing of the junior subordinated debentures will not necessarily ensure that an active trading market will be available for the junior subordinated debentures or that you will be able to sell your junior subordinated debentures at the price you originally paid for them or at the time you wish to sell them. Future trading prices of the junior subordinated debentures will depend on many factors including, among other things, prevailing interest rates, our operating results and the market for similar securities. Generally, the liquidity of, and trading market for, the junior subordinated debentures may also be materially and adversely affected by declines in the market for similar debt securities. Such a decline may materially and adversely affect such liquidity and trading independent of our financial performance and prospects.

USE OF PROCEEDS

Net proceeds from the sale of the junior subordinated debentures, after deducting our expenses and the underwriting discount, are expected to be approximately $             million. If the underwriters exercise in full their option to purchase additional junior subordinated debentures, the net proceeds of this offering will be approximately $             million. We expect to use the net proceeds to pay a portion of the purchase price for a portfolio of on-site energy projects, primarily located in the Midwest, for which we executed a purchase agreement in July 2012; to repay short-term borrowings, which have an average interest rate of approximately 0.40% and maturities under 30 days; and for general corporate purposes.

RATIOS OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges were as follows for the periods indicated in the table below:

	Six Months Ended June 30, 2012	Year Ended December 31,
		2011	2010	2009	2008	2007
Ratios of Earnings to Fixed Charges	2.89	2.90	2.67	2.37	2.51	3.05

Our ratios of earnings to fixed charges were computed based on:

•	“earnings,” which consist of net income before deducting income taxes and fixed charges, except capitalized interest; and

•	“fixed charges,” which consist of interest charges, including capitalized interest, amortization of debt discount, premium and expense, and the estimated interest component of rental expense.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and restricted cash, short-term debt, current portion of long-term debt and capital lease obligations, total long-term debt, common shareholders’ equity and total capitalization at June 30, 2012. The information set forth below is only a summary and should be read in conjunction with our consolidated financial statements and the related notes in each case incorporated by reference in this prospectus supplement and the accompanying prospectus.

As of June 30, 2012
(Unaudited)
(In millions)
Cash and cash equivalents	$185

Restricted cash	$110

Short-term borrowings	$39

Current portion of long-term debt, including capital leases	$848

Long-term debt (net of current portion)
Mortgage bonds, notes and other	$6,528
Securitization bonds	391
Junior subordinated debentures	280
Capital lease obligations	13

Total long-term debt	7,212
Common shareholders’ equity	7,142

Total capitalization	$14,354

DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

The following summary sets forth the specific terms and provisions of the junior subordinated debentures. The following description of the specific terms of the junior subordinated debentures supplements, and, to the extent inconsistent, replaces, the description of the general terms and provisions of the debt securities and the indenture governing the junior subordinated debentures set forth in the accompanying prospectus under “Description of Debt Securities.” The following summary is qualified in its entirety by reference to the terms and provisions of the junior subordinated debentures and the indenture, which are incorporated in this prospectus supplement and the accompanying prospectus by reference. Capitalized terms not otherwise defined in this section, or in the accompanying prospectus, have the meanings given to them in the junior subordinated debentures and in the indenture.

General

The junior subordinated debentures will mature on December 1, 2062, and they are our unsecured obligations and will be subordinate in right of payment to our Senior Indebtedness (as described below in this section under “Subordination”).

We will apply for the listing of the junior subordinated debentures on the New York Stock Exchange. If approved for listing, trading on the New York Stock Exchange is expected to commence within 30 days after the junior subordinated debentures are first issued. The junior subordinated debentures are expected to trade “flat,” meaning that purchasers will not pay and sellers will not receive any accrued and unpaid interest on the junior subordinated debentures that is not included in the trading price.

The indenture does not limit the amount of indebtedness that we may issue. As of June 30, 2012, approximately $1.3 billion aggregate principal amount of senior debt securities, excluding current maturities, and $280 million of junior subordinated debentures were issued and outstanding under the indenture. On June 30, 2012, we and our subsidiaries had consolidated long-term indebtedness of approximately $7.2 billion, substantially all of which would be effectively senior to the junior subordinated debentures.

The authorized denominations for the junior subordinated debentures will be $25 and integral multiples thereof.

Interest and Principal

The junior subordinated debentures will bear interest at the rate set forth on the cover page of this prospectus supplement from the date of original issuance, or the most recent interest payment date to which interest has been paid or duly provided for. We will pay interest in arrears quarterly on March 1, June 1, September 1 and December 1 of each year, beginning on December 1, 2012, subject to deferral as described below under “Deferral of Payment Periods.” Interest will be paid to the person in whose name the applicable junior subordinated debenture is registered at the close of business on the date (whether or not such day is a business day) fifteen calendar days immediately preceding the applicable interest payment date, except that interest not punctually paid will be payable to the person in whose name the applicable junior subordinated debenture is registered as of the close of business on a special record date established in accordance with the provisions of the Indenture, or otherwise as provided in the Indenture. The amount of interest payable will be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period shorter than a quarter, on the basis of the actual number of days elapsed per 30-day month. The junior subordinated debentures will mature and become due and payable, together with any accrued and unpaid interest thereon, on December 1, 2062.

“Business day” means any day other than a Saturday or Sunday or a day on which commercial banks in the state of New York are required or authorized by law or executive order to be closed. In the event that any interest payment date, redemption date or maturity date is not a business day, then the required payment of principal and interest will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay). If, however, that business day is in the next calendar year, payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the payment date.

Redemption

We may redeem the junior subordinated debentures at our option, in whole or in part, on or after December 1, 2017. In addition, we may redeem the junior subordinated debentures before December 1, 2017 in whole, but not in part, within 90 days following the occurrence and continuance of a Tax Event (defined below).

In each case, the redemption price will be 100% of the principal amount of such junior subordinated debentures being redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

We may also redeem the junior subordinated debentures at our option, in whole but not in part, before December 1, 2017 at any time within 90 days after the conclusion of any review or appeal process instituted by us following the occurrence and continuance of a Rating Agency Event (defined below). In this event, the redemption price will be 102% of the principal amount of such junior subordinated debentures being redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of junior subordinated debentures to be redeemed at such holder’s registered address. Unless the Company defaults in payment of the redemption price, on and after the redemption date interest shall cease to accrue on the junior subordinated debentures called for redemption. If the junior subordinated debentures are only partially redeemed, the junior subordinated debentures will be redeemed pro rata or by lot or by any other method utilized by the trustee; provided that if, at the time of redemption, the junior subordinated debentures are registered as a global certificate held by a depositary, the depositary shall determine, in accordance with its procedures, the principal amount of such junior subordinated debentures held by each depositary participant to be redeemed.

The junior subordinated debentures will not be entitled to the benefit of a sinking fund or be subject to redemption at the option of the holder.

Redemption following a Tax Event

We will have the right to redeem all, but not fewer than all, of the junior subordinated debentures, at the redemption price described above, at any time within 90 days following the occurrence and continuation of a Tax Event. A Tax Event means that the Company has received an opinion of nationally recognized independent tax counsel experienced in such matters to the effect that, as a result of:

•	any amendment to, change or announced proposed change in the laws or regulations of the United States or any of its political subdivisions or taxing authorities affecting taxation,

•	any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority, or

•

any interpretation or pronouncement that provides for a position with respect to those laws or regulations that differs from the generally accepted position on the date the junior subordinated debentures are issued which amendment or change becomes effective or proposed change, pronouncement, interpretation, action or decision is announced on or after the date of this prospectus supplement, there is more than an insubstantial risk that interest payable on the junior subordinated debentures is not or within 90 days of the date of the opinion would not be deductible, in whole or in part, by us for United States federal income tax purposes.

Our right to redeem the junior subordinated debentures due to a Tax Event is subject to the condition that, if we have the opportunity to eliminate, within the 90-day period, the Tax Event by taking some ministerial action that will have no adverse effect on us or the holders of the junior subordinated debentures and will involve no material cost, we will pursue such measures in lieu of redemption. We cannot redeem the junior subordinated debentures while we are pursuing any such ministerial action.

Redemption following a Rating Agency Event

We will have the right to redeem the junior subordinated debentures, in whole but not in part, before December 1, 2017 at any time within 90 days after the conclusion of any review or appeal process instituted by us following the occurrence and continuation of a Rating Agency Event (as defined below), at a redemption price equal 102% of the principal amount of such junior subordinated debentures being redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

“Rating Agency Event” means a change in the methodology published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (sometimes referred to in this prospectus supplement as a “rating agency”) that currently publishes a rating for us in assigning equity credit to securities such as the junior subordinated debentures, as such methodology is in effect on the date of issuance of this prospectus supplement (the “current criteria”), which change results in (a) shortening the length of time for which such current criteria are scheduled to be in effect with respect to the junior subordinated debentures, or (b) a lower equity credit being assigned by such rating agency to the junior subordinated debentures as of the date of such change than the equity credit that would have been assigned to the junior subordinated debentures as of the date of such change by such rating agency pursuant to its current criteria.

Deferral of Payment Periods

So long as there is no event of default under the indenture with respect to the junior subordinated debentures, we may defer interest payments on the junior subordinated debentures for a period of up to 20 consecutive quarters; except that no such deferral period may extend beyond the maturity of the junior subordinated debentures. During this period, the interest on the junior subordinated debentures will still accrue at an annual rate of         %. In addition, interest on the deferred interest will accrue at an annual rate of         % , compounded quarterly, to the extent permitted by law.

Before the end of any deferral period that is shorter than 20 consecutive quarters, we may further defer the period, so long as the entire deferral period does not exceed 20 consecutive quarters or extend beyond the maturity or redemption date, if earlier, of the junior subordinated debentures. We may also elect to shorten the length of any deferral period. At the end of any deferral period, if all amounts then due on the junior subordinated debentures, including interest on unpaid interest, have been paid, we may elect to begin a new deferral period.

If we defer payment on the junior subordinated debentures, neither we nor our majority-owned subsidiaries may:

•	declare or pay any dividend or distribution on DTE Energy Company capital stock (which includes common stock and preferred stock);

•	redeem, purchase, acquire or make a liquidation payment with respect to, any DTE Energy Company capital stock;

•

make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any DTE Energy Company indebtedness that is equal in right of payment with, or junior to, the junior subordinated debentures; or

•

make any guarantee payments with respect to any DTE Energy Company guarantee of indebtedness of our subsidiaries or any other party that is equal in right of payment with, or junior to, the junior subordinated debentures.

However, during an interest deferral period, we may (a) pay dividends or distributions payable solely in shares of common stock or options, warrants or rights to subscribe for or purchase shares of our common stock, (b) declare any dividend in connection with the implementation of a plan providing for the issuance by us to all holders of our common stock of rights entitling them to subscribe for or purchase common stock or any class or series of preferred stock, which rights (1) are deemed to be transferred with such common stock, (2) are not exercisable and (3) are also issued in respect of future issuances of common stock, in each case until the occurrence of a specified event or events (a “Rights Plan”), (c) issue any of our shares of capital stock under any Rights Plan or redeem or repurchase any rights distributed pursuant to a Rights Plan, (d) reclassify our capital stock or exchange or convert one class or series of our capital stock for another class or series of our capital stock, (e) purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, and (f) purchase common stock related to the issuance of common stock or rights under our dividend reinvestment plan or any of our benefit plans for our directors, officers, employees, consultants or advisors.

We will give the holders of the junior subordinated debentures and the trustee notice of our election or any shortening or extension of the deferral period at least ten business days prior to the earlier of (1) the next succeeding interest payment date or (2) the date upon which we are required to give notice to the New York Stock Exchange or any applicable self-regulatory organization or to holders of the junior subordinated debentures of the record or payment date of the related interest payment.

Subordination

The junior subordinated debentures are our unsecured obligations and will be subordinate and junior in right of payment, to the extent set forth in the indenture, to all our Senior Indebtedness as defined in the accompanying prospectus under “Description of Debt Securities — Subordinated Debt Securities.” If:

•	we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise,

•	a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Senior Indebtedness, or

•	the maturity of any Senior Indebtedness has been accelerated because of a default on that Senior Indebtedness,

then the holders of Senior Indebtedness generally will have the right to receive payment, in the case of the first event above, of all amounts due or to become due upon that Senior Indebtedness, and, in the case of the second and third events above, of all amounts due on that Senior Indebtedness, or we must make provision for those payments, before the holders of any junior subordinated debentures have the right to receive any payments of principal or interest on their junior subordinated debentures.

If the trustee or any holder of junior subordinated debentures receives any payment or distribution on account of the junior subordinated debentures before all of our Senior Indebtedness is paid in full, then that payment or distribution will be paid over, or delivered and transferred to, the holders of our Senior Indebtedness at the time outstanding.

The rights of the holders of the junior subordinated debentures will be subrogated to the rights of the holders of our Senior Indebtedness to the extent of any payment we made to the holders of our Senior Indebtedness that otherwise would have been made to the holders of the junior subordinated debentures but for the subordination provisions.

The junior subordinated debentures will rank equally with our 2011 Series I junior subordinated debentures due 2061 and any other pari passu junior subordinated debentures we may issue from time to time. The junior subordinated debentures will be effectively junior to all obligations of our subsidiaries. Our obligations under the junior subordinated debentures are not guaranteed by our subsidiaries.

Senior Indebtedness will be entitled to the benefits of the subordination provisions in the indenture irrespective of the amendment, modification or waiver of any term of the Senior Indebtedness. We may not amend the indenture to change adversely the subordination provisions applicable to any outstanding junior subordinated debentures without the consent of each holder of Senior Indebtedness that the amendment would adversely affect.

See “Description of Debt Securities — Subordinated Debt Securities” in the accompanying prospectus for a description of the additional rights of holders of Senior Indebtedness and obligations of holders of the junior subordinated debentures.

Events of Default under the Indenture

The following are the “events of default” applicable to the junior subordinated debentures, instead of the events of default described in the accompanying prospectus:

•

default for 30 days in the payment of any installment of interest payable on the junior subordinated debentures when due and payable (except for the deferral of interest payments as discussed above in “Deferral of Payment Periods”);

•	default in the payment of the principal of the junior subordinated debentures when due and payable; or

•	certain events of bankruptcy, insolvency or similar creditor reorganization, or court appointment of a receiver, liquidator or trustee for DTE Energy or for all or substantially all of its property.

With respect to the junior subordinated debentures, a failure to comply with covenants under the indenture does not constitute an event of default. See “Description of Debt Securities — Events of Default” in the accompanying prospectus for a description of rights and remedies relating to events of default.

Covenants

The covenant described in “Description of Debt Securities — Covenants — Limitation on Secured Debt” in the accompanying prospectus will not apply to the junior subordinated debentures. The provisions for defeasance or covenant defeasance described in “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” in the accompanying prospectus will not apply to the junior subordinated debentures.

Governing Law

The indenture is, and the junior subordinated debentures will be, governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is the successor trustee under the indenture. In addition to acting as trustee under the indenture and in certain other capacities as described in the accompanying prospectus, affiliates of The Bank of New York Mellon Trust Company, N.A. also act as a lender and provide other banking services in the ordinary course of business to DTE Energy and its affiliates.

Book-Entry Securities

The junior subordinated debentures will trade through The Depository Trust Company (“DTC”). The junior subordinated debentures will be represented by one or more global certificates and will be registered in the name of Cede & Co., as DTC’s nominee. DTC may discontinue providing its services as securities depositary with respect to the junior subordinated debentures at any time by giving reasonable notice to us. Under those circumstances, in the event that a successor securities depositary is not obtained, securities certificates will be printed and delivered to the holders of record. Additionally, we may decide to discontinue use of the system of book entry transfers through DTC (or a successor depositary) with respect to the junior subordinated debentures. Upon receipt of a withdrawal request from us, DTC will notify its participants of the receipt of a withdrawal request from us reminding participants that they may utilize DTC’s withdrawal procedures if they wish to withdraw their securities from DTC, and DTC will process withdrawal requests submitted by participants in the ordinary course of business. To the extent that the book-entry system is discontinued, certificates for the junior subordinated debentures will be printed and delivered to the holders of record. We have no responsibility for the performance by DTC or its direct and indirect participants of their respective obligations as described in this prospectus supplement or under the rules and procedures governing their respective operations. Payments of principal and interest will be made to DTC in immediately available funds as described in the accompanying prospectus. See “Book-Entry Securities” in the accompanying prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the material United States federal income tax consequences of the purchase, ownership and disposition of the junior subordinated debentures and sets forth the opinions of Hunton & Williams LLP, tax counsel to DTE Energy. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Tax Code”), United States Treasury regulations, and rulings and decisions now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect. In particular, either the Internal Revenue Service (“IRS”) or the courts could disagree with the conclusions contained and positions taken in this summary.

The summary deals only with junior subordinated debentures held as capital assets and does not deal with persons in special tax situations, such as financial institutions, banks, insurance companies, tax-exempt entities, regulated investment companies, dealers in securities or currencies, persons holding junior subordinated debentures as a position in a “straddle,” a “hedging,” “conversion” or constructive sale transaction for tax purposes, certain former citizens or residents of the United States, or United States Persons (as defined below) whose functional currency is not the United States dollar. The summary also does not deal with holders other than original purchasers who purchase the junior subordinated debentures upon original issuance at their original issue price. In addition, this discussion does not address the income tax consequences to stockholders in, or partners or beneficiaries of, a holder of junior subordinated debentures, the United States alternative minimum tax consequences of the purchase, ownership and disposition of junior subordinated debentures, or any estate, gift, state, local or foreign tax consequences of the purchase, ownership and disposition of junior subordinated debentures. Before purchasing the junior subordinated debentures, you should consult your own tax advisor concerning the application of United States federal income tax laws to your particular situation as well as any consequences of the purchase, ownership and disposition of the junior subordinated debentures arising under any other tax laws of the United States or other taxing jurisdictions.

For purposes of this summary, a “United States Person” is a beneficial owner of a junior subordinated debenture that is for United States federal income tax purposes:

•	a citizen or individual resident of the United States,

•

a corporation or partnership, or other entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate the income of which is subject to United States federal income taxation regardless of its source, or

•

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or certain electing trusts in existence on August 20, 1996 to the extent provided in United States Treasury regulations.

A “Non-United States Person” is a beneficial owner of a junior subordinated debenture that is not a United States Person.

Classification of the Junior Subordinated Debentures

The determination of whether a security should be classified as indebtedness or equity for United States federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the United States federal income tax treatment of securities similar to the junior subordinated debentures. In the opinion of Hunton & Williams LLP, under current law and based on the facts contained in this prospectus supplement, the terms of the indenture and the junior subordinated debentures, and certain assumptions stated in the opinion and representations relied upon in rendering the opinion, the junior subordinated debentures will be classified for United States federal income tax purposes as indebtedness of DTE Energy (although there is no controlling authority directly on point). The opinions of Hunton & Williams LLP are not binding on the IRS or the courts. Moreover, no rulings have been or will be sought from the IRS with respect to the transactions described in this prospectus supplement. Accordingly, we cannot assure you that the IRS will not challenge the opinions described herein or that a court would not sustain such a challenge. If the IRS were to successfully challenge the classification of the junior subordinated debentures as indebtedness, interest payments on the junior subordinated debentures would be treated for United States federal income tax purposes as dividends to the extent of the Company’s current or accumulated earnings and profits. In the case of Non-United States Persons, interest payments treated as dividends would be subject to withholding of United States income tax, except to the extent provided by an applicable income tax treaty. We agree, and by acquiring an interest in a junior subordinated debenture each beneficial owner of a junior subordinated debenture will agree, to treat the junior subordinated debentures as indebtedness for United States federal income tax purposes, and the remainder of this discussion assumes this treatment. You should consult your own tax advisors regarding the tax consequences that will arise if the junior subordinated debentures are not treated as indebtedness for United States federal income tax purposes.

United States Persons

Interest income and original issue discount

We have the option under certain circumstances to defer payments of interest on the junior subordinated debentures. Under the Treasury regulations relating to original issue discount (“OID”), a debt instrument is deemed to be issued with OID if there is more than a “remote” contingency that periodic stated interest payments due on the instrument will not be timely paid. We believe that the likelihood of our exercising the option to defer payment of stated interest is remote within the meaning of the Treasury regulations in part because our exercise of the option to defer payments of stated interest on the junior subordinated debentures would generally prevent us from:

•	declaring or paying a dividend or making any other payment or distribution on shares of DTE Energy Company capital stock;

•	redeeming, purchasing, acquiring or making a liquidation payment on any DTE Energy Company capital stock;

•

making any interest, principal or premium payment on, or repaying, repurchasing or redeeming, any DTE Energy Company indebtedness that ranks equally with or junior to the junior subordinated debentures; and

•

making any guarantee payments with respect to any DTE Energy Company guarantee of indebtedness of our subsidiaries or any other party that ranks equally with or junior to the junior subordinated debentures.

Similarly, if certain circumstances occur (see “Description of the Junior Subordinated Debentures — Redemption — Redemption following a Rating Agency Event”), we will be obligated to pay amounts in excess of stated interest on or principal of the junior subordinated debentures. Such excess payments will not affect the amount of interest income that a United States Person recognizes if there is only a remote likelihood that such payments will be made. We believe that the likelihood that we will make any such payments is remote. Based on these positions, stated interest payments on the junior subordinated debentures should be includible in your ordinary income at the time that those payments are received or accrued, depending on your regular method of accounting for federal income tax purposes. Our determination that these contingencies are remote is binding on you unless you disclose your contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS. There can be no assurance that the IRS or a court will agree with these positions. The meaning of the term “remote” in the Treasury regulations has not yet been addressed in any rulings or other guidance by the IRS or any court. If the possibility of interest deferral were determined not to be remote, the junior subordinated debentures would be treated as issued with OID and all stated interest would be treated as OID as long as the junior subordinated debentures are outstanding. In that case, you would be required to accrue interest income on the junior subordinated debentures using a constant yield method before you actually receive any cash payment attributable to that interest, regardless of your regular method of accounting for federal income tax purposes. If the possibility of excess payments were determined not to be remote, the junior subordinated debentures could be treated as “contingent payment debt instruments,” in which case you would be required to accrue interest income on the junior subordinated debentures in excess of stated interest and treat as ordinary income rather than as capital gain any income realized on the taxable disposition of the junior subordinated debentures. In the event excess payments are made, it would likely affect the amount and timing of the income you recognize, even if your junior subordinated debentures are not redeemed. If you are paid any excess amounts, you will be required to recognize such amounts as income. The remainder of this discussion assumes that the junior subordinated debentures will not be treated as contingent payment debt instruments.

Exercise of deferral option

Under the Treasury regulations, if we exercise our option to defer the payment of interest on the junior subordinated debentures then the junior subordinated debentures will be treated as if they had been redeemed and reissued for OID purposes. Accordingly, all remaining interest payments on the junior subordinated debentures (including interest on deferred interest) would be treated as OID, which you would be required to accrue and include in taxable income on an economic accrual basis over the remaining term of the junior subordinated debentures, without regard to the time interest is actually paid on the junior subordinated debentures and without regard to your regular method of accounting for federal income tax purposes. The amount of OID income includible in your taxable income would be determined on the basis of a constant yield method over the remaining term of the junior subordinated debentures, and the actual receipt of future payments of stated interest on the junior subordinated debentures would no longer be separately reported as taxable income. The total amount of OID that would accrue during the deferred interest payment period would be approximately equal to the amount of the cash payment due at the end of that period.

Any OID included in income would increase your adjusted tax basis in your junior subordinated debentures, and your actual receipt of cash interest payments would reduce that adjusted tax basis.

Sale of junior subordinated debentures

If you sell your junior subordinated debentures, or otherwise dispose of them in a taxable transaction, then you will recognize gain or loss in an amount equal to the difference between:

•

the amount realized on the sale, excluding any amount attributable to accrued but unpaid interest on the junior subordinated debentures not treated as OID, which excluded amount will be taxed as interest in the manner described above, and

•	your adjusted tax basis in the junior subordinated debentures at the time of disposition.

For these purposes, your adjusted tax basis generally will equal the initial purchase price that you paid for the junior subordinated debentures, plus any amount that you were required to include in gross income as OID, minus any cash payments you received in respect of accrued OID. Your gain or loss on the sale of junior subordinated debentures generally will be capital gain or loss, and will be long-term capital gain or loss if you have held the investment for more than one year at the time of disposition. Preferential rates of tax may apply to long-term capital gains if you are a non-corporate taxpayer. Subject to certain limitations, capital losses generally cannot be applied to offset ordinary income.

Medicare tax

For taxable years beginning after December 31, 2012, certain United States Persons that are individuals, estates or trusts will be subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their interest income and net gains from the disposition of the junior subordinated debentures. Each United States Person that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the junior subordinated debentures.

Non-United States Persons

The rules governing the United States federal income taxation of a Non-United States Person are complex and no attempt will be made herein to provide more than a summary of such rules. Special rules may apply to certain Non-United States Persons such as “controlled foreign corporations” and “passive foreign investment companies.” Non-United States Persons should consult their tax advisors about the rules concerning the tax consequences to them of the purchase, ownership and disposition of the junior subordinated debentures, including withholding on payments to Non-United States Persons and the potential application of tax treaties.

Interest income and original issue discount

The following discussion applies only to beneficial owners of junior subordinated debentures who are not United States Persons as defined above. Under present United States federal income tax law, assuming that the junior subordinated debentures are treated as indebtedness for United States federal income tax purposes subject to the discussion below under “Recently Enacted Legislation” and “Information Reporting and Backup Withholding”, if you are not engaged in a trade or business in the United States, no United States federal income tax or withholding tax will be imposed with respect to payments of principal or interest, including any OID, on the junior subordinated debentures under the “portfolio interest exemption,” provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a controlled foreign corporation as defined in the Tax Code that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on a junior subordinated debenture is described in Section 881(c)(3)(A) of the Tax Code; and

•

either (a) you provide your name and address on IRS Form W-8BEN or other appropriate form and certify, under penalties of perjury, that you are not a United States Person, or (b) generally, a financial institution holding the junior subordinated debentures on your behalf certifies, under penalties of perjury, that it has received an IRS Form W-8BEN or other appropriate form from you and provides to the withholding agent a copy thereof.

If you do not satisfy the requirements described above, or if it were determined that the junior subordinated debentures should be classified as equity and not debt, payments made to you will be subject to a 30% United States federal withholding tax, unless you provide to the withholding agent a properly executed (a) IRS Form W-8BEN or other appropriate form claiming an exemption from, or a reduction of, withholding tax under the benefit of an applicable tax treaty; or (b) IRS Form W-8ECI or other appropriate form stating that interest received on the junior subordinated debentures is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (and, if an applicable income treaty so provides, is attributable to a permanent establishment maintained in the United States by you). In the latter case, interest (including any OID) will be subject to United States federal income tax on a net income basis in generally the same matter as if you were a United States Person. In addition, if you are a foreign corporation engaged in a trade or business in the United States, you may also be subject to a branch profits tax, which is generally imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the tax is reduced or eliminated by an applicable income tax treaty.

Special rules regarding exemption from, or reduced rates of, U.S. withholding tax may apply in the case of junior subordinated debentures held by partnerships or certain types of trusts. Partnerships and trusts that are prospective purchasers should consult their own tax advisors regarding special rules that may be applicable in their particular circumstances.

Sales of junior subordinated debentures

Any gain realized upon the sale or disposition of junior subordinated debentures generally will not be subject to United States federal income tax unless (a) the gain is effectively connected with a United States trade or business conducted by you (and, if an applicable income treaty so provides, is attributable to a permanent establishment maintained in the United States by you); or (b) if you are a Non-United States Person who is an individual, you are present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other requirements are met. If you are engaged in a trade or business in the United States and income on the junior subordinated debentures is effectively connected with the conduct of that trade or business (and, if an applicable income treaty so provides, is attributable to a permanent establishment maintained in the United States by you), you will be subject to United States federal income tax on that income on a net income basis in generally the same manner as if you were a United States Person. In addition, if you are a foreign corporation engaged in a trade or business in the United States, you may be subject to the branch profits tax described above.

Recently Enacted Legislation

It is not expected that the new United States federal withholding tax at a 30% rate that, subject to certain exceptions, generally will apply to interest and dividend payments made after December 31, 2013 and proceeds of sale in respect of debt obligations and certain equity interests received after December 31, 2014, by certain foreign persons (or United States persons holding through foreign accounts or intermediaries) if certain disclosure requirements related to United States ownership or accounts are not satisfied, will apply to the junior subordinated debentures. However, if it were determined that the junior subordinated debentures should be classified as equity and not debt or if the junior subordinated debentures were “significantly modified” after January 1, 2013 in such a way that they were considered to be re-issued for United States federal income tax purposes (but not solely for the purposes of the OID rules), this withholding tax could apply to interest payments and proceeds of sale in respect of the junior subordinated debentures.

Information Reporting and Backup Withholding

Information reporting and backup withholding may apply to interest and other payments to you under the circumstances discussed below. Amounts withheld under backup withholding are generally not an additional tax and may be refunded or credited against your federal income tax liability, provided that you furnish the required information to the IRS in a timely manner.

If you are a United States Person, you may be subject to backup withholding at the applicable rate (currently 28%) when you receive interest payments on the junior subordinated debentures, or proceeds upon the sale, exchange, redemption, retirement or other disposition of the junior subordinated debentures. In general, you can avoid this backup withholding by properly executing under penalties of perjury an IRS Form W-9 or substantially similar form that provides:

•	your correct taxpayer identification number, and

•

a certification that you are not subject to backup withholding because (a) you are a corporation or come within another enumerated exempt category, (b) you have not been notified by the IRS that you are subject to backup withholding or (c) you have been notified by the IRS that you are no longer subject to backup withholding.

If you do not provide your correct taxpayer identification number on the IRS Form W-9 or substantially similar form, you may be subject to penalties imposed by the IRS. Unless you have established on a properly executed IRS Form W-9 or substantially similar form that you are a corporation or come within another enumerated exception, interest and other payments on the junior subordinated debentures paid to you (including accrued OID) during the calendar year, and the amount of tax withheld, if any, may be reported to you and to the IRS. It is anticipated that income on the junior subordinated debentures will be reported to United States Persons on Form 1099-INT or, if we exercise our option to defer any payment of interest, Form 1099-OID, and mailed to United States Persons by January 31 following each calendar year.

If you are a Non-United States Person, the amount of interest and OID paid to you on the junior subordinated debentures during each calendar year, and the amount of tax withheld, if any, will generally be reported to you and to the IRS. This information reporting requirement applies regardless of whether you were subject to withholding or whether withholding was reduced or eliminated by an applicable tax treaty. Also, interest and OID paid to you on the junior subordinated debentures may be subject to backup withholding, unless you properly certify your Non-United States Person status on an IRS Form W-8BEN or substantially similar form in the manner described above. Similarly, information reporting and backup withholding will not apply to proceeds you receive upon the sale, exchange, redemption, retirement or other disposition of the junior subordinated debentures, if you properly certify that you are a Non-United States Person on an IRS Form W-8BEN or substantially similar form.

The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon your particular situation. You should consult your tax advisors regarding the tax consequences to you of the acquisition, ownership and disposition of the junior subordinated debentures, including the tax consequences under state, local, foreign and other tax laws.

ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and holding of the junior subordinated debentures (or any interest therein) by an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is subject to Title I of ERISA, any plan (as defined in Section 4975(e)(1) of the Tax Code) that is subject to Section 4975 of the Tax Code, any entity deemed to hold plan assets of any of the foregoing by virtue of such employee benefit plan’s or plan’s investment in the entity (each, a “Plan”) or a plan that is subject to any federal, state, local or other law that is substantially similar to the foregoing provisions of ERISA and the Tax Code (“Similar Law”).

This discussion is based on current provisions of ERISA and the Tax Code, current regulations under ERISA and the Tax Code, existing administrative rulings of the United States Department of Labor (the “DOL”) and reported judicial decisions. No assurance can be given that legislative, judicial, or administrative changes will not affect the accuracy of any statements herein with respect to transactions entered into or contemplated prior to the effective date of such changes. This discussion does not purport to deal with all aspects of ERISA or the Tax Code, any state laws that may be relevant to Plans or any Similar Law.

General Fiduciary Obligations

A fiduciary of a Plan subject to Title I of ERISA is required to satisfy certain standards for investing Plan assets. Any fiduciary of such a Plan that proposes to cause the Plan to purchase the junior subordinated debentures should determine whether, under these general fiduciary standards of ERISA, an investment in such debentures is appropriate for the Plan. In making this determination, the Plan fiduciary must consider whether:

•	its investment in the junior subordinated debentures satisfies the diversification requirements of ERISA;

•	its investment is prudent in light of possible limitations on the marketability of the junior subordinated debentures;

•	it has authority to acquire the junior subordinated debentures under the Plan’s applicable governing instruments and Title I of ERISA; and

•	the investment is otherwise consistent with its fiduciary responsibilities and the Plan documents.

Trustees and other fiduciaries of a Plan subject to Title I of ERISA may incur personal liability for any loss suffered by the Plan on account of a violation of their fiduciary responsibilities under ERISA. In addition, these fiduciaries may be subject to a civil penalty of up to 20% of any amount recovered by the Plan on account of a violation. Fiduciaries of any Plan subject to Section 4975 of the Tax Code, such as an IRA, Roth IRA, or Keogh Plan, should consider whether the Plan may only make investments that are authorized by the appropriate governing instrument. Fiduciaries of Plans should consult their own legal advisors if they have any concern as to whether the investment is consistent with the foregoing criteria.

Prohibited Transactions

Section 406 of ERISA and Section 4975 of the Tax Code prohibit a Plan from engaging in certain transactions with persons that are “parties in interest” under ERISA or “disqualified persons” under the Tax Code, in each case, with respect to such Plan unless an exemption is available. A fiduciary of a Plan or any other person making the investment decision for a Plan should consider the application of the prohibited transaction provisions of ERISA and the Tax Code in making its investment decision to purchase and hold the junior subordinated debentures. The particular facts concerning the sponsorship, operations and other investments of a Plan may cause a wide range of other persons to be treated as disqualified persons or parties in interest with respect to it. A prohibited transaction, in addition to imposing potential personal liability upon fiduciaries of Plans, may also result in the imposition of an excise tax under the Tax Code or a penalty under ERISA upon the disqualified person or party in interest with respect to the Plan. If the disqualified person who engages in the transaction is the individual on behalf of whom the Plan is maintained or his or her beneficiary, the Plan may lose its tax-exempt status and its assets may be deemed to have been distributed to the individual in a taxable distribution on account of the prohibited transaction. Fiduciaries should consult their own legal advisors as to whether the purchase or ownership of the junior subordinated debentures may constitute or result in a prohibited transaction.

Plan Asset Regulation

Certain transactions involving DTE Energy, as the issuer, may constitute prohibited transactions under ERISA and the Tax Code with respect to a Plan that purchased (or whose assets were used to purchase) the junior subordinated debentures if the assets of the issuer were deemed to be assets of such Plan. The DOL, which has administrative responsibility over Plans, issued a regulation addressing when assets of an investment vehicle may be treated as assets of a Plan that acquired an interest in such a vehicle. The DOL regulation, as modified by Section 3(42) of ERISA (collectively referred to as the “Plan Asset Regulation”) generally provides that when a Plan acquires a security that is an equity interest in an entity and that security is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established either that the entity is an operating company or that equity participation in the entity by all the Plans is not significant. If the assets of the issuer were treated as “plan assets” of a Plan, then, not only would there be potential for prohibited transactions, but any person that has authority or control over the disposition or investment of the assets of the issuer may be subject to the fiduciary standards of ERISA.

We do not expect the Plan Asset Regulation will apply to a Plan’s investment in the junior subordinated debentures such that the Plan’s assets would include an undivided interest in the assets of the issuer. Based on the reasoning set forth below, the junior subordinated debentures should be treated as “publicly offered securities” or debt instruments for purposes of ERISA, and in any event, the issuer should be treated as an operating company.

The Plan Asset Regulation defines a publicly offered security as a security that is “widely held,” “freely transferable” and either part of a class of securities registered under the Exchange Act, or sold under an effective registration statement under the Securities Act, provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering occurred. The junior subordinated debentures will be registered under the Exchange Act.

The Plan Asset Regulation provides that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. However, a security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. It is expected that, immediately after this offering, the junior subordinated debentures will be owned by 100 or more investors independent of us and of each other, and therefore that the “widely held” requirement for the junior subordinated debentures to be treated as “publicly offered securities” under the Plan Asset Regulation should be met.

Whether a security is “freely transferable” within the meaning of the Plan Asset Regulation is determined on the basis of all relevant facts and circumstances. Under the Plan Asset Regulation, where a security is part of an offering in which the minimum investment is $10,000 or less, some restrictions on transfer ordinarily will not, alone or in combination, affect a finding that these securities are freely transferable. The “permissible” restrictions on transfer enumerated in the Plan Asset Regulation include:

•

any restriction on or prohibition against any transfer or assignment which would result in a termination or reclassification for federal or state tax purposes, or would otherwise violate any state or federal law or court order;

•

any requirement that advance notice of a transfer or assignment be given to the issuer and any requirement that either the transferor or transferee, or both, execute documentation setting forth representations as to compliance with any restrictions on transfer which are among those enumerated in the regulation as not affecting free transferability, including those described in the preceding clause of this sentence;

•	any administrative procedure which establishes an effective date, or an event prior to which a transfer or assignment will not be effective; and

•	any limitation or restriction on transfer or assignment which is not imposed by the issuer or a person acting on behalf of the issuer.

It is not intended that the junior subordinated debentures be subject to transfer restrictions other than those permissible restrictions enumerated in the Plan Asset Regulation. We also do not expect or intend to impose in the future, or to permit any person to impose on our behalf, any limitations or restrictions on transfer which would not be among the enumerated permissible restrictions.

Although the issue is not entirely free from doubt, based on the foregoing, it is expected that the junior subordinated debentures should be classified as publicly-offered securities for purposes of ERISA.

The Plan Asset Regulation only applies to a Plan’s acquisition of an interest in the issuer if the Plan is deemed to acquire an “equity interest” in the issuer. The term “equity interest” is defined in the Plan Asset Regulation as any interest in an entity other than an instrument that is treated as indebtedness under “applicable local law” and which has no “substantial equity features.” Although there is little guidance on the subject, assuming that the junior subordinated debentures may be treated as “debt” for purposes of applicable local law, it is expected that, at the time of their issuance, the junior subordinated debentures should not be treated as equity interests in the issuer for purposes of the Plan Asset Regulation. This determination is based on the traditional debt features of the junior subordinated debentures, including the reasonable expectation by purchasers of such debentures that they will be repaid when due, as well as the absence of conversion rights, warrants and other typical equity features. The debt treatment of the junior subordinated debentures for purposes of the Plan Asset Regulation could change if the issuer incurs losses or the credit rating of such debentures falls below investment grade.

Even if the junior subordinated debentures were treated as equity interests that are not “publicly offered securities,” the Plan Asset Regulation would not apply to a Plan’s investment in the junior subordinated debentures if the issuer is an operating company. The Plan Asset Regulation defines “operating company” as an entity that is primarily engaged, directly or indirectly through a majority owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital. As discussed earlier in this prospectus supplement, the issuer’s wholly owned subsidiaries, Detroit Edison and MichCon, are engaged in utility operations and the issuer conducts non-utility operations through a number of other wholly owned and majority owned subsidiaries. These utility and non-utility operations are substantial and ongoing, and involve products and services other than the investment of capital. Accordingly, we expect that the issuer should be treated as an operating company for purposes of the Plan Asset Regulation.

Without regard to whether the Plan Asset Regulation applies to a Plan’s investment in the junior subordinated debentures, the acquisition or holding of a junior subordinated debenture by, or on behalf of, a Plan could trigger a prohibited transaction if DTE Energy, the underwriters or any of their respective affiliates is or becomes a party in interest or a disqualified person with respect to such Plan. Certain exemptions from these prohibited transaction rules may be available, including: Prohibited Transaction Class Exemption (“PTCE”) 84-14 (relating to transactions effected by a “qualified professional asset manager”); PTCE 90-1 (relating to transactions involving insurance company pooled separate accounts); PTCE 91-38 (relating to transactions involving bank collective investment funds); PTCE 95-60 (relating to transactions involving insurance company general accounts); and PTCE 96-23 (relating to transactions effected by an “in-house asset manager”). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) provide a statutory exemption for prohibited transactions between a Plan and a person that is a party in interest or a disqualified person (other than a fiduciary or an affiliate of a fiduciary that has or exercises discretionary authority or control or renders investment advice with respect to the assets involved in the transaction) solely by reason of providing services to the Plan; provided there is adequate consideration for the transaction. Even if the conditions specified in one or more of these exemptions are met, the scope of the relief provided may or may not cover all acts that could be construed as prohibited transactions. There can be no assurance that these exemptions, or any other exemption, will be available with respect to any particular transaction involving the junior subordinated debentures and prospective purchasers that are or are acting on behalf of, or with assets of, Plans should consult with their advisors regarding the applicability of any such exemption.

Employee benefit plans that are governmental, non-U.S. or church plans (as defined under ERISA) generally are not subject to the requirements of Title I of ERISA or Section 4975 of the Code; provided, however, such plans may be subject to Similar Law that affect their ability to acquire and hold the junior subordinated debentures.

Based upon the foregoing and other considerations, subject to the considerations described below, the junior subordinated debentures may be purchased by, on behalf of, or with assets of, a Plan or a plan subject to Similar Law. By accepting and holding a junior subordinated debenture, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the junior subordinated debenture constitutes assets of any Plan or plan that is subject to Similar Law or (ii) the purchase and holding of the junior subordinated debenture by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Tax Code or, in the case of a plan that is subject to Similar Law, a violation under any such Similar Law.

The discussion herein of ERISA and the Tax Code (as it pertains to Plans) is general in nature and is not intended to be complete. Any fiduciary of or any other person acting on behalf of, or using assets of, a Plan or a plan subject to Similar Law that is considering an investment in the junior subordinated debentures should consult with its legal advisors regarding the consequences and advisability of this investment.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date hereof, each of the underwriters named below, for whom Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Wells Fargo Securities, LLC are acting as representatives, has severally agreed to purchase, and we have agreed to sell to the underwriters, the following principal amounts of junior subordinated debentures:

Underwriters	Principal Amount of Junior Subordinated Debentures
Citigroup Global Markets Inc.	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated
UBS Securities LLC
Wells Fargo Securities, LLC
BNY Mellon Capital Markets, LLC
Comerica Securities, Inc.
Deutsche Bank Securities Inc.
Mitsubishi UFJ Securities (USA), Inc.

Total	$

The underwriting agreement provides that the obligation of the underwriters to purchase the junior subordinated debentures included in this offering is subject to approval of certain legal matters by counsel and to certain other conditions. The underwriting agreement provides that the underwriters are obligated to purchase all of the junior subordinated debentures if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of junior subordinated debentures may be terminated.

The underwriters propose to offer the junior subordinated debentures directly to the public at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession not in excess of $             per junior subordinated debenture. The underwriters and selling group members may allow a discount not in excess of $             per junior subordinated debenture on sales to other broker/dealers. After the initial public offering, the underwriters may change the public offering price and other selling terms.

We estimate that our out of pocket expenses for this offering, excluding the underwriting discount, will be approximately $            .

We have agreed to indemnify the underwriters against liabilities under the Securities Act or to contribute to payments which the underwriters may be required to make in that respect.

Prior to this offering, there has been no market for the junior subordinated debentures. We will apply for the listing of the junior subordinated debentures on the New York Stock Exchange. If approved for listing, trading on the New York Stock Exchange is expected to commence within 30 days after the junior subordinated debentures are first issued. The underwriters have advised us that they intend to make a market in the junior subordinated debentures but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to how liquid the trading market for the junior subordinated debentures will be.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of junior subordinated debentures in excess of the principal amount of the junior subordinated debentures the underwriters are obligated to purchase, which creates a syndicate short position.

•

Syndicate covering transactions involve purchases of the junior subordinated debentures in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the junior subordinated debentures in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the junior subordinated debentures originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the junior subordinated debentures or preventing or retarding a decline in the market price of the junior subordinated debentures. As a result, the price of the junior subordinated debentures may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time without notice.

The Company has agreed for a period beginning on the date of this prospectus supplement and continuing to and including a period of 45 days, not to offer, sell, contract to sell or otherwise dispose of any debt securities of the Company which mature more than one year after the delivery date of the junior subordinated debentures and which are substantially similar to the junior subordinated debentures, without the prior written consent of the representatives of the underwriters.

The Company has granted the underwriters an option to purchase up to an additional $             aggregate principal amount of junior subordinated debentures. Upon mutual agreement between the Company and the underwriters, the underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover overallotments. If the underwriters exercise this option each underwriter will be obligated, subject to conditions contained in the underwriting agreement, to purchase from the Company a principal amount of junior subordinated debentures proportionate to such underwriter’s initial principal amount of junior subordinated debentures to be purchased, as reflected in the above table. Assuming full exercise of this overallotment option, the amounts stated on the cover page of this prospectus supplement would increase as shown below:

	Without Option	With Option
Price to Public	$	$
Underwriting Discount	$	$
Proceeds to DTE Before Expenses	$	$

It is expected that delivery of the junior subordinated debentures will be made on or about the date specified on the cover page of this prospectus supplement, which will be the fourth business day (T+4) following the date of this prospectus supplement. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days (T+3), unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade the junior subordinated debentures on the date of this prospectus supplement will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the junior subordinated debentures who wish to trade the junior subordinated debentures on the date of this prospectus supplement should consult their own advisors.

Certain of the underwriters and their affiliates have acted as lenders, and performed certain investment banking and advisory and general financing, trustee and banking services for DTE Energy and its affiliates from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time, engage in transactions with or perform services for DTE Energy and its affiliates in the ordinary course of their business for which they will receive customary fees and expenses.

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the junior subordinated debentures offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the junior subordinated debentures offered hereby. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates.

Conflict of Interest

The underwriters or their affiliates may hold a portion of the commercial paper that we intend to repay using the net proceeds of this offering. In such event, it is possible that one or more of the underwriters or their affiliates could receive more than 5% of the net proceeds of the offering, and in that case such underwriter would be deemed to have a conflict of interest under FINRA Rule 5121 (Public Offerings of Securities with Conflicts of Interest). In the event of any such conflict of interest, such underwriter would be required to conduct the distribution of the junior subordinated debentures in accordance with FINRA Rule 5121. If the distribution is conducted in accordance with FINRA Rule 5121, such underwriter would not be permitted to confirm a sale to an account over which it exercises discretionary authority without first receiving specific written approval from the account holder.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s report on internal control over financial reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the junior subordinated debentures and certain other legal matters relating to this offering will be passed upon for DTE Energy by Patrick B. Carey, Associate General Counsel. Mr. Carey beneficially owns shares of DTE Energy common stock and holds options to purchase additional shares. Certain matters, including matters relating to United States federal income tax considerations, will be passed upon for DTE Energy by Hunton & Williams LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Pillsbury Winthrop Shaw Pittman LLP, New York, New York.

Pillsbury Winthrop Shaw Pittman LLP has represented, and may in the future continue to represent, our subsidiary, The Detroit Edison Company, in connection with certain spent nuclear fuel and other nuclear waste matters unrelated to this offering.

Prospectus

DTE Energy Company

Common Stock

Debt Securities

By this prospectus, DTE Energy Company may offer from time to time:

•	common stock; and/or

•	senior debt securities and/or subordinated debt securities, including debt securities convertible into common stock of DTE Energy or exchangeable for other securities.

DTE Energy Company will provide specific terms of the securities, including the offering prices, in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest. This prospectus may not be used to consummate sales of any of these securities unless it is accompanied by a prospectus supplement that describes those securities.

We may offer these securities directly or through underwriters, agents or dealers. This prospectus may also be used by a selling security holder of the securities described herein. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements, and will identify any selling security holders. See the “Plan of Distribution” section beginning on page 24 of this prospectus for more information.

See “Risk Factors” beginning on page 3 regarding risks associated with an investment in these securities.

The mailing address of DTE Energy Company’s principal executive office is One Energy Plaza, Detroit, Michigan 48226-1279, and its telephone number is (313) 235-4000.

DTE Energy Company’s common stock is traded on the New York Stock Exchange under the symbol “DTE.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated August 20, 2012

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement or supplements. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated in this prospectus is accurate as of any time after the date of this prospectus, or, if later, the date of an incorporated document, because our business, financial condition, results of operations and prospects may have changed since such dates.

We are not making an offer to sell these securities in any jurisdiction that prohibits the offer or sale of these securities.

In this prospectus references to “DTE Energy,” the “Company,” “we,” “us” and “our” refer to DTE Energy Company, unless the context indicates that the references are to DTE Energy Company and its consolidated subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that DTE Energy filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf registration process, DTE Energy may sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities DTE Energy may offer. Each time DTE Energy sells securities, DTE Energy will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.”

For more detailed information about the securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

RISK FACTORS

An investment in the securities involves risks. You should carefully consider the “Risk Factors” set forth in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, together with the other information in this prospectus, any applicable prospectus supplement, and the documents that are incorporated by reference in this prospectus, about risks concerning the securities, before buying any securities. See also “Cautionary Statements Regarding Forward-Looking Statements” below.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), with respect to the financial condition, results of operations and business of DTE Energy. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions in this prospectus or in documents incorporated herein. All forward-looking statements we make are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause actual future results to differ materially from those contemplated, projected, estimated or budgeted in such forward-looking statements. Many factors may impact forward-looking statements including, but not limited to, the following:

•

impact of regulation by the Federal Energy Regulatory Commission, Michigan Public Service Commission, Nuclear Regulatory Commission and other applicable governmental proceedings and regulations, including any associated impact on rate structures;

•	the amount and timing of cost recovery allowed as a result of regulatory proceedings, related appeals or new legislation;

•	impact of electric and gas utility restructuring in Michigan, including legislative amendments and Customer Choice programs;

•

economic conditions and population changes in our geographic area resulting in changes in demand, customer conservation, increased thefts of electricity and gas and high levels of uncollectible accounts receivable;

•	environmental issues, laws, regulations, and the increasing costs of remediation and compliance, including actual and potential new federal and state requirements;

•	health, safety, financial, environmental and regulatory risks associated with ownership and operation of nuclear facilities;

•	changes in the cost and availability of coal and other raw materials, purchased power and natural gas;

•	volatility in the short-term natural gas storage markets impacting third-party storage revenues;

•	access to capital markets and the results of other financing efforts which can be affected by credit agency ratings;

•	instability in capital markets which could impact availability of short and long-term financing;

•	the timing and extent of changes in interest rates;

•	the level of borrowings;

•	the potential for losses on investments, including nuclear decommissioning and benefit plan assets and the related increases in future expense and contributions;

•	the potential for increased costs or delays in completion of significant construction projects;

•	the uncertainties of successful exploration of unconventional gas and oil resources and challenges in estimating gas and oil reserves with certainty;

•	changes in and application of federal, state and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings and audits;

•	the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers;

•	unplanned outages;

•	the cost of protecting assets against, or damage due to, terrorism or cyber attacks;

•	employee relations and the impact of collective bargaining agreements;

•	the availability, cost, coverage and terms of insurance and stability of insurance providers;

•	cost reduction efforts and the maximization of plant and distribution system performance;

•	the effects of competition;

•	changes in and application of accounting standards and financial reporting regulations;

•	changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues;

•	binding arbitration, litigation and related appeals; and

•	the risks discussed in our public filings with the SEC.

You are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus or the date of any document incorporated by reference. We undertake no obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, except as required by applicable law.

The factors discussed above and other factors are discussed more completely in our public filings with the SEC, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

DTE ENERGY COMPANY

DTE Energy Company is a Michigan corporation engaged in utility operations through its wholly owned subsidiaries, The Detroit Edison Company (“Detroit Edison”) and Michigan Consolidated Gas Company (“MichCon”). We also have non-utility operations that are engaged in a variety of energy related businesses.

Detroit Edison is an electric utility engaged in the generation, purchase, distribution and sale of electricity to approximately 2.1 million customers in southeastern Michigan.

MichCon is a natural gas utility engaged in the purchase, storage, transportation, distribution and sale of natural gas to approximately 1.2 million customers throughout Michigan and the sale of storage and transportation capacity.

Our non-utility operations consist primarily of Gas Storage and Pipeline, which is involved in the development and operation of natural gas pipelines, gathering and storage; Unconventional Gas Production, which is engaged in unconventional gas and oil project development and production; Power and Industrial Projects, which is comprised primarily of projects that deliver energy and utility-type services to industrial, commercial and institutional customers, provide coal transportation services and marketing and sell electricity from biomass-fired energy projects; and Energy Trading, which engages in energy marketing and trading operations.

USE OF PROCEEDS

Except as we may otherwise state in an accompanying prospectus supplement, DTE Energy expects to use the net proceeds from the sale of its securities for general corporate purposes, which may include, among other things:

•	financing, development and construction of new facilities;

•	additions to working capital; and

•	repurchase or refinancing of securities.

The precise amount and timing of the application of such proceeds will depend upon our funding requirements, market conditions and the availability and cost of other funds. Pending the application of proceeds, we may also invest the funds temporarily in short-term investment grade securities.

SELECTED FINANCIAL DATA

The following table sets forth historical selected financial information. Effective January 1, 2012, we adopted the Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, as amended by ASU 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update 2011-05. These updates revise the manner in which entities present comprehensive income in their financial statements. The following selected financial information revises historical information to illustrate the new presentation required by these pronouncements for the periods presented.

DTE ENERGY COMPANY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2011	2010	2009
		(Millions)
Net income	$720	$639	$535
Other comprehensive income (loss) net of tax:
Benefit obligations:
Benefit obligations, net of taxes of $(5), $3 and $4	(9)	5	7
Amounts reclassified to benefit obligations related to consolidation of VIEs, net of taxes of $–, $5, and $–	—	10	—

	(9)	15	7

Net unrealized gains on derivatives:
Gains during the period, net of taxes of $–, $1, and $2	—	1	3
Amounts reclassified to income, net of taxes of $–, $1, and $(1)	—	1	(2)

	—	2	1

Net unrealized gains (losses) on investments:
Gains (losses) during the period, net of taxes of $–, $(6), and $3	—	(10)	5
Amounts reclassified to income, net of taxes of $–, $–, and $2	—	—	3
Amounts reclassified to benefit obligations related to consolidation of VIEs, net of taxes of $–, $(5), and $–	—	(10)	—

	—	(20)	8

Foreign currency translation, net of taxes of $–, $–, and $1	—	1	2

Comprehensive income	711	637	553
Less: Comprehensive income attributable to noncontrolling interests	9	9	3

Comprehensive income attributable to DTE Energy Company	$702	$628	$550

RATIOS OF EARNINGS TO FIXED CHARGES

DTE Energy’s ratios of earnings to fixed charges were as follows for the periods indicated in the table below:

	Six Months Ended June 30, 2012	Year Ended December 31,
		2011	2010	2009	2008	2007
Ratio of earnings to fixed charges	2.89	2.90	2.67	2.37	2.51	3.05

Our ratios of earnings to fixed charges were computed based on:

•	“earnings,” which consist of net income before deducting income taxes and fixed charges, except capitalized interest; and

•	“fixed charges,” which consist of interest charges, including capitalized interest, amortization of debt discount, premium and expense, and the estimated interest component of rental expense.

THE SECURITIES THAT WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize certain terms and provisions of the various types of securities that DTE Energy may offer. The particular terms of the securities offered by any prospectus supplement will be described in that prospectus supplement. If indicated in the applicable prospectus supplement, the terms of the securities may differ from the terms summarized below. The prospectus supplement will also contain information, where applicable, about material U.S. federal income tax considerations relating to the securities, and any securities exchange on which the securities may be listed.

We may sell from time to time, in one or more offerings:

•	common stock; and/or

•	senior debt securities and/or subordinated debt securities, including debt securities convertible into common stock of DTE Energy or exchangeable for other securities.

In this prospectus, we refer to the common stock, senior debt securities, and subordinated debt securities together as “securities.” We refer to the senior debt securities and the subordinated debt securities together as the “debt securities.”

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

The authorized capital stock of DTE Energy currently consists of 400,000,000 shares of DTE Energy common stock, without par value, and 5,000,000 shares of preferred stock, without par value. As of June 30, 2012, there were 171,754,812 shares of DTE Energy common stock issued and outstanding. All outstanding shares of common stock are, and the common stock offered hereby when issued and paid for will be, duly authorized, validly issued, fully paid and nonassessable. As of June 30, 2012, there were no shares of preferred stock issued and outstanding.

Under the DTE Energy amended and restated articles of incorporation, which we refer to as the articles of incorporation, our board of directors may cause the issuance of one or more new series of the authorized shares of preferred stock, determine the number of shares constituting any such new series and fix the voting, distribution, dividend, liquidation and all other rights and limitations of the preferred stock. These rights may be superior to those of the DTE Energy common stock. To the extent any shares of DTE Energy’s preferred stock have voting rights, no share of preferred stock may be entitled to more than one vote per share.

Common Stock

The following description of our common stock, together with the additional information included in any applicable prospectus supplement, summarizes the material terms and provisions of this type of security. We will describe the specific terms of any common stock we may offer in a prospectus supplement. If indicated in a prospectus supplement, the terms of any common stock offered under that prospectus supplement may differ from the terms described below. For the complete terms of our common stock, please refer to our articles of incorporation and bylaws that are incorporated by reference into the registration statement that includes this prospectus or may be incorporated by reference in this prospectus. The terms of our common stock may also be affected by the laws of the State of Michigan.

Dividends

Holders of common stock are entitled to participate equally in respect to dividends as, when and if dividends are declared by our board of directors out of funds legally available for their payment. However, this dividend right is subject to any preferential dividend rights we may grant to future holders of preferred stock and to the prior rights of DTE Energy’s debt holders and other creditors. As a Michigan corporation, we are subject to statutory limitations on the declaration and payment of dividends. Dividends on DTE Energy common stock will depend primarily on the earnings and financial condition of DTE Energy. DTE Energy is a holding company and its assets consist primarily of its investment in its operating subsidiaries. Thus, as a practical matter, dividends on common stock of DTE Energy will depend in the foreseeable future primarily upon the earnings, financial condition and capital requirements of Detroit Edison, MichCon and our other subsidiaries, and the distribution of such earnings to DTE Energy in the form of dividends. The subsidiaries are separate and distinct legal entities and have no obligation to make payments with respect to any of DTE Energy’s securities, or to pay dividends to or make funds available to DTE Energy so that DTE Energy can make payments on its securities, including its common stock. In addition, existing or future covenants limiting the right of Detroit Edison, MichCon or our other subsidiaries to pay dividends on or make other distributions with respect to their common stock may affect DTE Energy’s ability to pay dividends on our common stock. See “Description of Debt Securities — Ranking.”

Voting

Subject to any special voting rights that may vest in the holders of preferred stock, the holders of DTE Energy common stock are entitled to vote as a class and are entitled to one vote per share for each share held of record on all matters voted on by shareholders. All questions are decided by a majority of the votes cast by the holders of shares entitled to vote on that question, unless a greater or different vote is required by the articles of incorporation or Michigan law. However, if the number of director nominees for any director election exceeds the number of directors to be elected, the nominees receiving a plurality of the votes cast by holders of the shares entitled to vote at any meeting for the election of directors at which a quorum is present will be elected.

We are subject to Chapter 7A of the Michigan Business Corporation Act, which we refer to as the Corporation Act, which provides that business combinations subject to Chapter 7A between a Michigan corporation and a beneficial owner of shares entitled to 10% or more of the voting power of such corporation generally require the affirmative vote of 90% of the votes of each class of stock entitled to vote, and not less than 2/3 of each class of stock entitled to vote (excluding voting shares owned by such 10% owner), voting as a separate class. These requirements do not apply if (1) the corporation’s board of directors approves the transaction prior to the time the 10% owner becomes such or (2) the transaction satisfies certain fairness standards, certain other conditions are met and the 10% owner has been such for at least five years.

In addition, our bylaws provide that Chapter 7B of the Corporation Act does not apply to DTE Energy. Chapter 7B of the Corporation Act regulates shareholder rights when an individual’s stock ownership reaches at least 20% of a Michigan corporation’s outstanding shares. Accordingly, pursuant to DTE Energy’s bylaws, a shareholder seeking control of DTE Energy cannot require DTE Energy’s board of directors to call a meeting to vote on issues related to corporate control within 10 days of such request, as stipulated by Chapter 7B of the Corporation Act.

Board of Directors

The number of directors is fixed by the board of directors from time to time. DTE Energy currently has 14 directors. Commencing with the 2012 annual meeting of shareholders (held May 3, 2012) and for each annual meeting of shareholders thereafter, directors whose terms are expiring at an annual meeting of shareholders shall be elected for terms of one year.

Amendments to DTE Energy’s Articles of Incorporation

Under Michigan law, our articles of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the proposed amendment (which would include the common stock and any series of preferred stock which, by its terms or applicable law, was so entitled to vote), and, if any class or series of shares is entitled to vote as a class, then the proposed amendment must be approved by the required vote of each class or series of shares entitled to vote as a class.

Liquidation Rights

In the event of a liquidation, dissolution or winding-up of DTE Energy, holders of our common stock have the right to share in DTE Energy’s assets remaining after satisfaction in full of the prior rights of creditors, and all liabilities and the aggregate liquidation preferences of any outstanding shares of DTE Energy preferred stock.

Preemptive Rights

The holders of DTE Energy common stock have no conversion or redemption rights, or any rights to subscribe for or purchase other stock of DTE Energy.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “DTE.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services, P.O. Box 64874, St. Paul, MN 55164-0854.

Possible Anti-Takeover Effects

Certain provisions of our articles of incorporation and bylaws may have the effect of discouraging unilateral tender offers or other attempts to take over and acquire the business of DTE Energy. As permitted by the Corporation Act, our bylaws restrict shareholders from bringing any business before a special meeting of shareholders, require prior written notice of any business to be brought by a shareholder before the annual meeting and require advance notice for shareholder nominations for directors. In addition, the articles of incorporation or bylaws authorize our board of directors to issue one or more series of preferred stock and provide that Chapter 7B of the Corporation Act does not apply to DTE Energy, as discussed above. These provisions in our articles of incorporation or bylaws may limit the ability of individuals to bring matters before shareholder meetings, change the composition of the board of directors and pursue a merger, takeover, business combination or tender offer involving DTE Energy, which, under certain circumstances, could encourage a potentially interested purchaser to negotiate with the board of directors rather than pursue a non-negotiated takeover attempt, including one that shareholders might favor, and could reduce the market value of our common stock.

DESCRIPTION OF DEBT SECURITIES

The following description, together with any applicable prospectus supplement, summarizes certain material terms and provisions of the debt securities we may offer under this prospectus and the related indenture. We will issue the debt securities under an amended and restated indenture, dated as of April 9, 2001, as supplemented or amended from time to time, which we refer to as the “indenture,” between DTE Energy and The Bank of New York Mellon Trust Company, N.A., as successor trustee. We refer to The Bank of New York Mellon Trust Company, N.A., or any successor or additional trustee, in its capacity as trustee under the indenture, as the “trustee” for purposes of this section. The indenture may, but need not, have separate trustees for senior and subordinated debt securities.

This summary of the indenture and the debt securities relates to terms and conditions applicable to the debt securities generally. The particular terms of any series of debt securities will be summarized in the applicable prospectus supplement. If indicated in the prospectus supplement, the terms of any series may differ from the terms summarized below.

Because the descriptions of provisions of the indenture below are summaries, they do not describe every aspect of the indenture. The summaries below are subject to, and are qualified in their entirety by reference to, all provisions of the indenture, including the definitions therein of certain terms. We have filed a copy of the indenture as an exhibit to the registration statement of which this prospectus is a part. We encourage you to read the indenture for provisions that may be important to you. Wherever we refer to particular articles, sections or defined terms of the indenture, those articles, sections or defined terms are incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference. The indenture contains, and the debt securities, when issued, will contain, additional important terms and provisions. We will describe the particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered in the prospectus supplement relating to those debt securities.

The indenture does not limit the amount of debt securities we may issue under it, and it provides that additional debt securities of any series may be issued up to the aggregate principal amount that we may authorize from time to time. As of June 30, 2012, approximately $1.6 billion aggregate principal amount of debt securities were issued and outstanding under the indenture.

Principal and any premium and interest in respect to the debt securities will be payable, and the debt securities will be transferable, at the corporate trust office of the trustee, unless we specify otherwise in the applicable prospectus supplement. At our option, however, payment of interest may be made by check mailed to the registered holders of the debt securities at their registered addresses.

We will describe material U.S. federal income tax and other considerations relating to debt securities denominated in foreign currencies or units of two or more foreign currencies in the applicable prospectus supplement.

Unless we otherwise specify in this prospectus or in the applicable prospectus supplement, we will issue debt securities in the form of global securities, deposited with and registered in the name of The Depository Trust Company, as depositary, which we refer to as “DTC,” or its nominee. Interests in the debt securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. See “Book-Entry Securities.”

General

The prospectus supplement that accompanies this prospectus relating to the debt securities being offered will include specific terms relating to the offered debt securities. These terms may include some or all of the following:

•	the title or designation of the debt securities;

•	the aggregate principal amount of the debt securities;

•	whether the debt securities are to represent senior or subordinated indebtedness and, if subordinated debt securities, the specific subordination provisions applicable thereto;

•

in the case of subordinated debt securities, the relative degree, if any, to which such subordinated debt securities of the series will be senior to or be subordinated to other series of subordinated debt securities or other indebtedness of DTE Energy in right of payment, whether such other series of subordinated debt securities or other indebtedness is outstanding or not;

•	whether the debt securities will be issued as registered securities, bearer securities or a combination of the two;

•

the person to whom any interest on any registered security shall be payable, if other than the person in whose name that security is registered at the close of business on the record date, the manner in which, or the person to whom, any interest on any bearer security shall be payable, if other than upon presentation and surrender of coupons, and the extent to which, or the manner in which, any interest payable on a temporary global security will be paid if other than in the manner provided in the indenture;

•	whether the debt securities will be issued in the form of one or more global securities;

•	the date or dates on which the principal of (and premium, if any, on) the debt securities will be payable or the method or methods, if any, by which such date or dates will be determined;

•	the rate or rates, at which the debt securities will bear any interest or the method or methods, if any, by which such rate or rates will be determined;

•	the date or dates from which any interest will accrue or the method or methods, if any, by which such date or dates will be determined and the date or dates on which such interest will be payable;

•

whether and under what circumstances we will pay “additional amounts,” as defined in the indenture, on the debt securities to any holder who is a “United States alien,” as defined in the indenture, in respect of certain taxes, assessments or governmental charges, and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts; the term “interest,” as used in this prospectus, includes any additional amounts;

•

the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable, and where any registered securities may be surrendered for registration of transfer or exchange;

•

a description of any provisions providing for redemption or repurchase of the debt securities, in whole or in part, at our option, a holder’s option or otherwise, and the terms and provisions of such a redemption or repurchase;

•	any sinking fund or other mandatory redemption or similar terms;

•

whether the debt securities will be convertible into shares of common stock of DTE Energy and/or exchangeable for other securities, whether or not issued by DTE Energy, property or cash, or a combination of any of the foregoing, and, if so, the terms and conditions of such conversion or exchange, either mandatory, at the option of the holder, or at the option of DTE Energy, and any deletions from or modifications or additions to the indenture to allow the issuance of such convertible or exchangeable debt securities;

•

the authorized denominations of the debt securities, if other than denominations of $1,000 and any integral multiple thereof (in the case of registered securities) or $5,000 (in the case of bearer securities);

•

if other than the principal amount thereof, the portion of the principal amount of the debt securities or any of them that shall be payable upon declaration of acceleration of the maturity in accordance with the indenture upon an event of default or the method by which such portion is to be determined;

•

if other than U.S. dollars, the currency or currencies or currency unit or units of two or more currencies in which debt securities are denominated, for which they may be purchased, and in which principal and any premium and interest is payable;

•

if the currency or currencies or currency unit or units for which debt securities may be purchased or in which principal and any premium and interest may be paid is at our election or at the election of a purchaser, the manner in which an election may be made and its terms;

•	any index or other method used to determine the amount of payments of principal of, and any premium and interest on, the debt securities;

•

if either or both of the sections of the indenture relating to defeasance and covenant defeasance are applicable to the debt securities, or if any covenants in addition to or other than those specified in the indenture shall be subject to covenant defeasance;

•	any deletions from, or modifications or additions to, the provisions of the indenture relating to satisfaction and discharge in respect of the debt securities;

•

if there is more than one trustee, the identity of the trustee and, if not the trustee, the identity of each security registrar, paying agent and/or authenticating agent with respect to the debt securities;

•	whether the debt securities shall be issued as original issue discount securities;

•	whether a credit facility or other form of credit support will apply to the debt securities;

•

any deletions from, modifications of or additions to the events of default or covenants with respect to the debt securities whether or not such events of default or covenants are consistent with the events of default or covenants in the indenture, and whether the limitations on secured debt under the indenture will be applicable; and

•	any other specific terms of the debt securities.

We are not obligated to issue all debt securities of any one series at the same time and all the debt securities of any one series need not bear interest at the same rate or mature on the same date.

Under the indenture, the terms of the debt securities of any series may differ and we, without the consent of the holders of the debt securities of any series, may reopen a previous series of debt securities and issue additional debt securities of such series or establish additional terms of such series.

Other than as described below under “— Covenants” with respect to any applicable series of debt securities and as may be described in the applicable prospectus supplement, the indenture does not limit our ability to incur indebtedness or afford holders of debt securities protection in the event of a decline in our credit quality or if we are involved in a takeover, recapitalization or highly leveraged or similar transaction. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. You should refer to the prospectus supplement relating to a particular series of debt securities for information regarding the applicability of the covenant described below under “— Covenants — Limitation on Secured Debt” or any deletions from, modifications of or additions to the events of default described below or covenants contained in the indenture, including any addition of a covenant or other provisions providing event risk or similar protection.

Ranking

Because DTE Energy is a holding company that conducts substantially all of its operations through subsidiaries, holders of debt securities and guarantees of DTE Energy will generally have a junior position to claims of creditors of those subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and preferred shareholders, if any. Our subsidiaries, principally Detroit Edison and MichCon, from time to time incur debt to finance their business activities. Substantially all of the physical properties of Detroit Edison and MichCon are subject to the liens of their respective mortgage indentures as security for the payment of outstanding mortgage bonds.

Our assets consist primarily of investment in subsidiaries. Our ability to service indebtedness, including any debt securities and guarantees, depends on the earnings of our subsidiaries and the distribution or other payment from subsidiaries of earnings to us in the form of dividends, loans or advances, and repayment of loans and advances from us. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due under the debt securities or to make payments to us in order for us to pay our obligations under the debt securities. In addition, existing and future contractual and other legal requirements may limit the ability of our subsidiaries to pay dividends to us.

Senior Debt Securities

Unless otherwise indicated in the applicable prospectus supplement, DTE Energy’s obligation to pay the principal of, and any premium and interest on, the senior debt securities will be unsecured and will rank equally with all of our other unsecured unsubordinated indebtedness.

Subordinated Debt Securities

DTE Energy’s obligation to pay the principal of, and any premium and interest on, any series of subordinated debt securities will be unsecured and will rank subordinate and junior in right of payment to all Senior Indebtedness (as defined below) to the extent provided in the supplemental indenture relating to the series and the terms of those subordinated debt securities, as described below and in any applicable prospectus supplement, which may make deletions from, or modifications or additions to, the subordination terms described below.

Upon any payment or distribution of assets or securities of DTE Energy to creditors upon any liquidation, dissolution, winding-up, reorganization, or any bankruptcy, insolvency, receivership or similar proceedings in connection with any insolvency or bankruptcy proceeding of DTE Energy, the holders of Senior Indebtedness will first be entitled to receive payment in full of the Senior Indebtedness before the holders of subordinated debt securities will be entitled to receive any payment or distribution in respect of the subordinated debt securities, and to that end the holders of Senior Indebtedness will be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution that may be payable or deliverable by reason of the payment of any other Indebtedness of DTE Energy being subordinated to the payment of subordinated debt securities of such series, which may be payable or deliverable in respect of the subordinated debt securities of such series upon any such dissolution, winding-up, liquidation or reorganization or in any such bankruptcy, insolvency, receivership or other proceeding.

By reason of such subordination, in the event of liquidation or insolvency of DTE Energy, holders of Senior Indebtedness with respect to the subordinated debt securities of any series and holders of other obligations of DTE Energy that are not subordinated to such Senior Indebtedness may recover more, ratably, than the holders of the subordinated debt securities of such series.

Subject to the payment in full of all Senior Indebtedness with respect to the subordinated debt securities of any series, the rights of the holders of the subordinated debt securities of such series will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of DTE Energy applicable to such Senior Indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, the subordinated debt securities of such series have been paid in full.

No payments on account of principal or any premium or interest in respect of the subordinated debt securities may be made if there has occurred and is continuing a default in any payment with respect to Senior Indebtedness or an event of default with respect to any Senior Indebtedness resulting in the acceleration of its maturity, or if any judicial proceeding is pending with respect to any default.

“Indebtedness” means:

•	indebtedness for borrowed money;

•	obligations for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of business);

•	obligations evidenced by notes, bonds, debentures or other similar instruments;

•	obligations created or arising under any conditional sale or other title retention agreement with respect to acquired property;

•	obligations as lessee under leases that have been or should be, in accordance with accounting principles generally accepted in the United States, recorded as capital leases;

•	obligations, contingent or otherwise, in respect of acceptances, letters of credit or similar extensions of credit;

•

obligations in respect of interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•

guarantees of Indebtedness of others, directly or indirectly, or Indebtedness in effect guaranteed directly or indirectly through an agreement (1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (2) to purchase, sell or lease property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (3) to supply funds to or in any other manner invest in the debtor or (4) otherwise to assure a creditor against loss; and

•	Indebtedness described above secured by any Lien (as defined below) on property.

“Senior Indebtedness,” for purposes of subordinated debt securities of each series, means all Indebtedness, whether outstanding on the date of issuance of subordinated debt securities of the applicable series or thereafter created, assumed or incurred, except Indebtedness ranking equally with the subordinated debt securities or Indebtedness ranking junior to the subordinated debt securities. Senior Indebtedness does not include obligations to trade creditors or indebtedness of DTE Energy to its subsidiaries. Senior Indebtedness with respect to the subordinated debt securities of any particular series will continue to be Senior Indebtedness with respect to the subordinated debt securities of such series and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

“Indebtedness ranking equally with the subordinated debt securities,” for purposes of subordinated debt securities of the applicable series, means Indebtedness, whether outstanding on the date of issuance of the subordinated debt securities or thereafter created, assumed or incurred, to the extent the Indebtedness specifically by its terms ranks equally with and not prior to the subordinated debt securities in the right of payment upon the happening of the dissolution, winding-up, liquidation or reorganization of DTE Energy. The securing of any Indebtedness otherwise constituting Indebtedness ranking equally with the subordinated debt securities will not prevent the Indebtedness from constituting Indebtedness ranking equally with the subordinated debt securities.

“Indebtedness ranking junior to the subordinated debt securities,” for purposes of subordinated debt securities of the applicable series, means any Indebtedness, whether outstanding on the date of issuance of the subordinated debt securities of the applicable series or thereafter created, assumed or incurred, to the extent the Indebtedness by its terms ranks junior to and not equally with or prior to:

•	the subordinated debt securities, and

•	any other Indebtedness ranking equally with the subordinated debt securities,

in right of payment upon the happening of the dissolution, winding-up, liquidation or reorganization of DTE Energy. The securing of any Indebtedness otherwise constituting Indebtedness ranking junior to the subordinated debt securities will not prevent the Indebtedness from constituting Indebtedness ranking junior to the subordinated debt securities.

Covenants

The indenture contains covenants for the benefit of holders of debt securities of each series. The following covenant will apply to a series of debt securities only to the extent specified in the applicable prospectus supplement.

Limitation on Secured Debt

If this covenant is made applicable to the debt securities of any particular series, we have agreed that we will not create, issue, incur or assume any Secured Debt (as defined below) without the consent of the holders of a majority in principal amount of the outstanding debt securities of all series with respect to which this covenant is made, considered as one class; provided, however, that the foregoing covenant will not prohibit the creation, issuance, incurrence or assumption of any Secured Debt if we either:

•	secure all debt securities then outstanding with respect to which this covenant is made equally and ratably with the Secured Debt; or

•

deliver to the trustee bonds, notes or other evidences of indebtedness secured by the Lien (as defined below) which secures the Secured Debt in an aggregate principal amount equal to the aggregate principal amount of the debt securities then outstanding with respect to which this covenant is made and meeting certain other requirements in the indenture.

“Debt” means:

•	indebtedness for borrowed money evidenced by a bond, debenture, note or other written instrument or agreement by which we are obligated to repay such borrowed money; and

•	any guaranty by DTE Energy of any such indebtedness of another person.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

“Secured Debt” means Debt created, issued, incurred or assumed by DTE Energy that is secured by a Lien upon any shares of stock of any Significant Subsidiary, as defined in Regulation S-X of the rules and regulations under the Securities Act, whether owned at the date of the initial authentication and delivery of the debt securities of any series or thereafter acquired.

Consolidation, Merger and Sale of Assets

DTE Energy may, without the consent of the holders of the debt securities, consolidate or merge with or into, or convey, transfer or lease our properties and assets as an entirety or substantially as an entirety to, any person or permit any person to consolidate with or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us, as long as:

•

if DTE Energy merges into or consolidates with, or transfers its properties and assets as an entirety (or substantially as an entirety) to any person, such person is a corporation, partnership or trust, organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia;

•

any successor person (if not DTE Energy) assumes by supplemental indenture, the due and punctual payment of the principal of, any premium and interest on and any additional amounts with respect to all the debt securities issued thereunder, and the performance of our obligations under the indenture and the debt securities issued thereunder, and provides for conversion or exchange rights in accordance with the provisions of the debt securities of any series that are convertible or exchangeable into common stock or other securities;

•	no event of default under the indenture has occurred and is continuing after giving effect to the transaction;

•	no event which, after notice or lapse of time or both, would become an event of default under the indenture has occurred and is continuing after giving effect to the transaction; and

•	certain other conditions are met.

Upon any merger or consolidation described above or conveyance or transfer of the properties and assets of DTE Energy as or substantially as an entirety as described above, the successor person will succeed to DTE Energy’s obligations under the indenture and, except in the case of a lease, the predecessor person will be relieved of such obligations.

The indenture does not prevent or restrict any conveyance or other transfer, or lease, of any part of the properties of DTE Energy which does not constitute the entirety, or substantially the entirety, thereof.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, an event of default with respect to any series of debt securities will be any of the following events:

(1)  failure to pay interest on the debt securities of that series, or any additional amounts payable with respect thereto, for 30 days after payment is due;

(2)  failure to pay principal or any premium on the debt securities of that series, or any additional amounts payable with respect thereto, when due;

(3)  failure to pay any sinking fund installment or analogous payment when due;

(4)  failure to perform, or breach of, any other covenant or warranty or obligation of DTE Energy in the indenture for 60 days after we are given written notice by the trustee or we and the trustee are given written notice by the registered owners of at least 25% in principal amount of the debt securities of that series;

(5)  default occurs under any bond, note, debenture or other instrument evidencing any indebtedness for money borrowed by DTE Energy (including a default with respect to any other series of debt securities issued under the indenture), or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by DTE Energy (or the payment of which is guaranteed by DTE Energy), whether such indebtedness or guarantee exists on the date of the indenture or is issued or entered into following the date of the indenture, if:

•	either:

•	such default results from failure to pay any such indebtedness when due and such defaulted payment has not been made, waived or extended within 30 days of such payment default; or

•

as a result of such default the maturity of such indebtedness has been accelerated prior to its expressed maturity and such indebtedness shall not have been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration; and

•

the principal amount of such indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay any such indebtedness when due or the maturity of which has been so accelerated, aggregates to at least $40 million;

(6)  certain events of bankruptcy, insolvency, reorganization, receivership or liquidation relating to DTE Energy; or

(7)  any other event of default provided with respect to debt securities of that series.

If an event of default with respect to the debt securities of any series occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the debt securities of that series may, under certain circumstances, rescind and annul the acceleration. If an event of default occurs pertaining to certain events of bankruptcy, insolvency or reorganization specified in the indenture as described in paragraph (6) above, the principal amount and accrued and unpaid interest and any additional amounts payable in respect of the debt securities of that series, or a lesser amount as provided for in the debt securities of that series, will be immediately due and payable without any declaration or other act by the trustee or any holder.

The indenture provides that within 90 days after the occurrence of any default under the indenture with respect to the debt securities of any series, the trustee must transmit to the holders of the debt securities of such series, in the manner set forth in the indenture, notice of the default known to the trustee, unless the default has been cured or waived. However, except in the case of a default in the payment of the principal of (or premium, if any) or interest or any additional amounts or in the payment of any sinking fund installment with respect to, any debt security of such series, the trustee may withhold such notice if and so long as the board of directors, the executive committee or a trust committee of directors or responsible officers of the trustee has in good faith determined that the withholding of such notice is in the interest of the holders of debt securities of such series. In addition, in the case of any event of default described in paragraph (4) above, no such notice to holders will be given until at least 30 days after the occurrence of the event of default.

If an event of default occurs and is continuing with respect to the debt securities of any series, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of debt securities of such series by all appropriate judicial proceedings.

The indenture further provides that, subject to the duty of the trustee during any default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless that requesting holder has offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of such series.

The indenture provides that no holder of any debt security of a series will have any right to institute any proceeding with respect to the indenture for the appointment of a receiver or for any other remedy thereunder unless:

•	that holder has previously given the trustee written notice of a continuing event of default;

•

the holders of 25% in aggregate principal amount of the outstanding debt securities of that series have made written request to the trustee to institute proceedings in respect of that event of default and have offered the trustee reasonable indemnity against costs and liabilities incurred in complying with such request; and

•

for 60 days after receipt of such notice, the trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of outstanding debt securities of that series.

Furthermore, no holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders.

However, each holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right.

Under the indenture, we are required to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indenture and as to any default in such performance. We are also required to deliver to the trustee, within five days after occurrence thereof, written notice of any event that after notice or lapse of time or both would constitute an event of default.

Interest Rates and Discounts

The debt securities will earn interest at a fixed or floating rate or rates for the period or periods of time specified in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, the debt securities will bear interest on the basis of a 360-day year consisting of twelve 30-day months.

We may sell debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. Material U.S. federal income tax consequences and special considerations that apply to any series will be described in the applicable prospectus supplement.

Exchange, Registration and Transfer

Registered securities of any series that are not global securities will be exchangeable for other registered securities of the same series and of like aggregate principal amount and tenor in different authorized denominations. In addition, if debt securities of any series are issuable as both registered securities and bearer securities, the holder may choose, upon written request, and subject to the terms of the indenture, to exchange bearer securities and the appropriate related coupons of that series into registered securities of the same series of any authorized denominations and of like aggregate principal amount and tenor. Bearer securities with attached coupons surrendered in exchange for registered securities between a regular record date or a special record date and the relevant date for interest payment shall be surrendered without the coupon relating to the interest payment date. Interest will not be payable with respect to the registered security issued in exchange for that bearer security. That interest will be payable only to the holder of the coupon when due in accordance with the terms of the indenture. Bearer securities will not be issued in exchange for registered securities.

Holders may present registered securities for registration of transfer, together with a duly executed form of transfer, at the office of the security registrar or at the office of any transfer agent designated by us for that purpose with respect to any series of debt securities and referred to in the applicable prospectus supplement. This may be done without service charge but upon payment of any taxes and other governmental charges as described in the indenture. The security registrar or the transfer agent will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. We have appointed the trustee as security registrar for the indenture. If a prospectus supplement refers to any transfer agents initially designated by us with respect to any series of debt securities in addition to the security registrar, we may at any time rescind the designation of any of those transfer agents or approve a change in the location through which any of those transfer agents acts. However, if debt securities of a series are issuable solely as registered securities, we will be required to maintain a transfer agent in each place of payment for that series, and if debt securities of a series are issuable as bearer securities, we will be required to maintain a transfer agent in a place of payment for that series located outside the United States in addition to the security registrar. We may at any time designate additional transfer agents with respect to any series of debt securities.

In the event of any redemption, we will not be required to:

•

issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on:

•	the day of the mailing of the relevant notice of redemption if the debt securities are issuable only as registered securities; or

•

the day of the first publication of the notice of redemption if the debt securities are issuable as bearer securities, or, if the debt securities are also issuable as registered securities and there is no publication, the mailing of the notice of redemption;

•	register the transfer of or exchange any registered security, or portion thereof, selected for redemption, except the unredeemed portion of any registered security being redeemed in part;

•

exchange any bearer security so selected for redemption, except to exchange such bearer security for a registered security of that series and like tenor that is simultaneously surrendered for redemption; or

•

issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.

Payment and Paying Agents

Unless we specify otherwise in the applicable prospectus supplement, payment of principal of, and any premium and interest on, bearer securities will be payable in accordance with any applicable laws and regulations, at the offices of those paying agents outside the United States that we may designate at various times. We will make interest payments on bearer securities and the attached coupons on any interest payment date only against surrender of the coupon relating to that interest payment date. No payment with respect to any bearer security will be made at any of our offices or agencies in the United States by check mailed to any U.S. address or by transfer to an account maintained with a bank located in the United States. If, however, but only if, payment in U.S. dollars of the full amount of principal of, and any premium and interest on, bearer securities denominated and payable in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions, then those payments will be made at the office of our paying agent in the Borough of Manhattan, The City of New York.

Unless we specify otherwise in the applicable prospectus supplement, payment of principal of, and any premium and interest on, registered securities will be made at the office of the paying agent or paying agents that we designate at various times. However, at our option, we may make interest payments by check mailed to the address, as it appears in the security register, of the person entitled to the payments. Unless we specify otherwise in the applicable prospectus supplement, we will make payment of any installment of interest on registered securities to the person in whose name that registered security is registered at the close of business on the regular record date for such interest.

Unless we specify otherwise in the applicable prospectus supplement, the corporate trust office of the trustee in the Borough of Manhattan, The City of New York, will be designated:

•	as our sole paying agent for payments with respect to debt securities that are issuable solely as registered securities; and

•

as our paying agent in the Borough of Manhattan, The City of New York, for payments with respect to debt securities, subject to the limitation described above in the case of bearer securities, that are issuable solely as bearer securities or as both registered securities and bearer securities.

We will name any paying agents outside the United States and any other paying agents in the United States initially designated by us for the debt securities in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. However, if debt securities of a series are issuable solely as registered securities, we will be required to maintain a paying agent in each place of payment for that series. If debt securities of a series are issuable as bearer securities, we will be required to maintain:

•

a paying agent in the Borough of Manhattan, The City of New York, for payments with respect to any registered securities of the series and for payments with respect to bearer securities of the series in the circumstance described above, but not otherwise; and

•	a paying agent in a place of payment located outside the United States where debt securities of that series and any attached coupons may be presented and surrendered for payment.

However, if the debt securities of that series are listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland, the Luxembourg Stock Exchange or any other stock exchange located outside the United States, and if the stock exchange requires it, we will maintain a paying agent in London or Luxembourg or any other required city located outside the United States for those debt securities.

All monies we pay to a paying agent for the payment of principal of, and any premium or interest on, any debt security or coupon that remains unclaimed at the end of two years after becoming due and payable will be repaid to us. After that time, the holder of the debt security or coupon may look only to us for payments out of those repaid amounts.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that we will deposit with a depository identified in the applicable prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities it represents, a global security may not be transferred except as a whole:

•	by the applicable depository to a nominee of the depository;

•	by any nominee to the depository itself or another nominee; or

•	by the depository or any nominee to a successor depository or any nominee of the successor.

To the extent not described below and under the heading “Book-Entry Securities,” we will describe the terms of the depository arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depository arrangements.

As long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as provided under “Book-Entry Securities” or in any applicable prospectus supplement, owners of beneficial interests in a global security:

•	will not be entitled to have any of the underlying debt securities registered in their names;

•	will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form;

•	will not be considered the owners or holders under the indenture relating to those debt securities; and

•	will not be able to transfer or exchange the global debt securities, except in the limited circumstances as described in this prospectus or any supplement.

The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the owner’s ability to transfer beneficial interests in a global security.

Payments of principal of, and any premium and interest on, individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to the depository or its nominee as the registered owner of the global security representing such debt securities. Neither we, the trustee, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depository or any participants on account of beneficial interests of the global security.

For a description of the depository arrangements for global securities held by The Depository Trust Company, see “Book-Entry Securities.”

Discharge, Defeasance and Covenant Defeasance

We may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that:

•	have become due and payable;

•	will become due and payable within one year; or

•	are scheduled for redemption within one year.

To discharge the obligations with respect to a series of debt securities, we must deposit with the trustee, in trust, an amount of funds in U.S. dollars or in the foreign currency in which those debt securities are payable. The deposited amount must be sufficient to pay the entire amount of principal of, and any premium, interest and additional amounts on, those debt securities to the date of the deposit if those debt securities have become due and payable or to the maturity or redemption date of the debt securities, as the case may be; provided, however, we have paid all other sums payable under the indenture with respect to the debt securities, and certain other conditions are met.

Unless we specify otherwise in the applicable prospectus supplement, we may elect:

•	to defease and be discharged from any and all obligations with respect to those debt securities, which we refer to as “defeasance”; or

•

with respect to any debt securities, to be released from certain covenant obligations as described in the related prospectus supplement, as may be provided for under Section 301 of the indenture, which we refer to as “covenant defeasance.”

In the case of defeasance we will still retain some obligations in respect of the debt securities, including our obligations:

•	to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on the debt securities;

•	to register the transfer or exchange of the debt securities;

•	to replace temporary or mutilated, destroyed, lost or stolen debt securities; and

•	to maintain an office or agency with respect to the debt securities and to hold monies for payment in trust.

After a covenant defeasance, any omission to comply with the obligations or covenants that have been defeased shall not constitute a default or an event of default with respect to the debt securities.

To elect either defeasance or covenant defeasance we must deposit with the trustee, in trust, an amount, in U.S. dollars or in the foreign currency in which the relevant debt securities are payable at stated maturity, or in government obligations, as defined below, or both, applicable to such debt securities. The deposit will provide through the scheduled payment of principal and interest in accordance with their terms, money in an amount sufficient to pay the principal of and any premium and interest on (and, to the extent that (1) the debt securities of such series provide for the payment of additional amounts and (2) we may reasonably determine the amount of any such additional amounts at the time of deposit (in the exercise of our sole discretion), any such additional amounts with respect to) such debt securities, and any mandatory sinking fund or analogous payments thereon, on their scheduled due dates.

In addition, we can only elect defeasance or covenant defeasance if, among other things:

•

the defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound;

•

no event of default or event that with notice or lapse of time or both would become an event of default with respect to the debt securities to be defeased will have occurred and be continuing on the date of the deposit of funds with the trustee and, with respect to defeasance only, at any time during the period ending on the 123rd day after the date of the deposit of funds with the trustee; and

•

we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred, and the opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture.

The indenture deems a foreign currency to be any currency, currency unit or composite currency including, without limitation, the euro, issued by the government of one or more countries other than the United States or by any recognized confederation or association of governments.

The indenture defines government obligations as securities that are not callable or redeemable at the option of the issuer or issuers and are:

•

direct obligations of the United States or the government or governments in the confederation that issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

•

obligations of a person or entity controlled or supervised by and acting as an agency or instrumentality of the United States or the government or governments that issued the foreign currency in which the debt securities of a particular series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States or that other government or governments.

Government obligations also include a depositary receipt issued by a bank or trust company as custodian with respect to any government obligation described above or a specific payment of interest on or principal of or any other amount with respect to any government obligation held by that custodian for the account of the holder of such depositary receipt, as long as, except as required by law, that custodian is not authorized to make any deduction from the amount payable to the holder of the depositary receipt from any amount received by the custodian with respect to the government obligation or the specific payment of interest on or principal of or any other amount with respect to the government obligation evidenced by the depositary receipt.

Unless otherwise specified in the applicable prospectus supplement, if, after we have deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, either:

•	the holder of a debt security of that series is entitled to, and does, elect to receive payment in a currency other than that in which such deposit has been made in respect of that debt security; or

•	a conversion event, as defined below, occurs in respect of the foreign currency in which the deposit has been made,

the indebtedness represented by that debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, and any premium and interest on, and additional amounts, if any, with respect to, that debt security as that debt security becomes due out of the proceeds yielded by converting the amount or other properties so deposited in respect of that debt security into the currency in which that debt security becomes payable as a result of the election or conversion event based on:

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in the case of payments made pursuant to the first of the two items in the list above, the applicable market exchange rate for the currency in effect on the second business day prior to the date of the payment; or

•	with respect to a conversion event, the applicable market exchange rate for such foreign currency in effect, as nearly as feasible, at the time of the conversion event.

The indenture defines a “conversion event” as the cessation of use of:

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a foreign currency both by the government of the country or the confederation that issued such foreign currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community; or

•	any currency unit or composite currency for the purposes for which it was established.

Unless otherwise provided in the applicable prospectus supplement, all payments of principal of, and any premium and interest on, any debt security that are payable in a foreign currency that ceases to be used by the government or confederation of issuance shall be made in U.S. dollars.

If we effect a covenant defeasance with respect to any debt securities and the debt securities are declared due and payable because of the occurrence of any event of default other than an event of default with respect to which there has been covenant defeasance, the amount in the foreign currency in which the debt securities are payable, and government obligations on deposit with the trustee, will be sufficient to pay amounts due on the debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. However, we would remain liable for payment of the amounts due at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Modification and Waiver

DTE Energy and the trustee may generally modify certain provisions of the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of each series affected by the modification, except that no such modification or amendment may, without the consent of the holder of each debt security affected thereby:

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change the stated maturity of the principal of, or any installment of principal of, or any premium or interest on, or any additional amounts with respect to, any debt security issued under the indenture;

•	reduce the principal amount of, or premium or interest on, or any additional amounts with respect to, any debt security issued under the indenture;

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change the place of payment or the coin or currency in which any debt security issued under that indenture or any premium or any interest on that debt security or any additional amounts with respect to that debt security is payable;

•	reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required under the indenture in order to take certain actions;

•	change any of our obligations to maintain an office or agency in the places and for the purposes required by the indenture;

•	if the debt securities are convertible or exchangeable, modify the conversion or exchange provision in a manner adverse to holders of that debt security;

•	in the case of a subordinated debt security, modify any of the subordination provisions in a manner adverse to holders of that debt security;

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impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt securities issued under that indenture or, in the case of redemption, exchange or conversion, if applicable, on or after the redemption, exchange or conversion date or, in the case of repayment at the option of any holder, if applicable, on or after the date for repayment; or

•	modify any of the above provisions or certain provisions regarding the waiver of past defaults or the waiver of certain covenants, with limited exceptions.

In addition, we and the trustee may, without the consent of any holders, modify provisions of the indenture for certain purposes, including, among other things:

•	evidencing the succession of another person to DTE Energy and the assumption by any such successor of the covenants of DTE Energy in the indenture and in the debt securities;

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adding to the covenants of DTE Energy for the benefit of the holders of debt securities (and if such covenants are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series) or surrendering any right or power herein conferred upon DTE Energy with respect to the debt securities;

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adding any additional events of default with respect to the debt securities (and, if such event of default is applicable to less than all series of debt securities, specifying the series to which such event of default is applicable);

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adding to or changing any provisions of the indenture to provide that bearer debt securities may be registrable, changing or eliminating any restrictions on the payment of principal of (or premium, if any) or interest on or any additional amounts with respect to bearer debt securities, permitting bearer debt securities to be issued in exchange for registered debt securities, permitting bearer debt securities to be issued in exchange for bearer debt securities of other authorized denominations or facilitating the issuance of debt securities in uncertificated form provided that any such action shall not adversely affect the interests of the holders of the debt securities in any material respect;

•	establishing the form or terms of debt securities of any series;

•	evidencing and providing for the acceptance of appointment of a successor trustee and adding to or changing any of the provisions of the indenture to facilitate the administration of the trusts;

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curing any ambiguity, correcting or supplementing any provision in the indenture that may be defective or inconsistent with any other provision therein, or making or amending any other provisions with respect to matters or questions arising under the indenture which shall not adversely affect the interests of the holders of debt securities of any series in any material respect;

•	modifying, eliminating or adding to the provisions of the indenture to maintain the qualification of the indenture under the Trust Indenture Act as the same may be amended from time to time;

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adding to, deleting from or revising the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of debt securities, as therein set forth;

•	modifying, eliminating or adding to the provisions of any security to allow for such security to be held in certificated form;

•	securing the debt securities;

•	making provisions with respect to conversion or exchange rights of holders of securities of any series;

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amending or supplementing any provision contained therein or in any supplemental indenture, provided that no such amendment or supplement will adversely affect the interests of the holders of any debt securities then outstanding in any material respect; or

•	modifying, deleting or adding to any of the provisions of the indenture other than as contemplated above.

The holders of at least 66 2/3% in aggregate principal amount of debt securities of any series issued under the indenture may, on behalf of the holders of all debt securities of that series, waive our compliance with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of debt securities of any series issued under the indenture may, on behalf of all holders of debt securities of that series, waive any past default and its consequences under the indenture with respect to the debt securities of that series, except:

•	payment default with respect to debt securities of that series; or

•	a default of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each debt security of that series.

Resignation and Removal of the Trustee; Deemed Resignation

The trustee may resign at any time with respect to the debt securities of one or more series by giving written notice thereof to us.

The trustee may also be removed with respect to the debt securities of any series by act of the holders of a majority in principal amount of the then outstanding debt securities of such series.

No resignation or removal of such trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the indenture.

Under certain circumstances, we may appoint a successor trustee and if the successor accepts, the retiring trustee will be deemed to have resigned.

Governing Law

The indenture is governed by, and will be construed in accordance with, the laws of the State of New York.

Concerning the Trustees

The Bank of New York Mellon Trust Company, N.A., is the successor trustee under the indenture. The Bank of New York Mellon, an affiliate of The Bank of New York Mellon Trust Company, N.A., acts as trustee with respect to the securitization bonds issued by The Detroit Edison Securitization Funding LLC. In addition to acting as trustees under the indenture and in certain other capacities as described in this prospectus, the trustees and their affiliates may act as trustee under various other indentures, trusts and guarantees of DTE Energy and its affiliates and may act as a lender and provide other banking, trust and investment services for DTE Energy and its affiliates in the ordinary course of business.

The Trust Indenture Act contains limitations on the rights of the trustee, should it become a creditor of DTE Energy, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions with DTE Energy and its subsidiaries from time to time, provided that if the trustee acquires any conflicting interest it must eliminate such conflict upon the occurrence of an event of default under the indenture, or else resign.

BOOK-ENTRY SECURITIES

Unless we otherwise specify in the applicable prospectus supplement, the securities, other than our common stock, will be represented by one or more global securities. Each global security will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC.

Portions of the following information concerning DTC and DTC’s book-entry only system have been obtained from sources, including DTC, that we believe to be reliable. We make no representation as to the accuracy of such information.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC Rules applicable to its Participants are on file with the SEC.

Purchases of global securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the global securities on DTC’s records. The ownership interest of each actual purchaser of each security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the global securities except in the event that use of the book-entry system for the global securities is discontinued.

To facilitate subsequent transfers, all global securities deposited by Direct Participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of global securities with DTC and their registration in the name of Cede & Co. or such other nominee will effect no change in beneficial ownership. DTC will have no knowledge of the actual Beneficial Owners of the global securities; DTC’s records will reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners may wish to take certain steps to augment transmission to them of notices of significant events with respect to the global securities, such as redemptions, tenders, defaults and proposed amendments to the Indenture. Beneficial Owners may wish to ascertain that the nominee holding the global securities for their benefit has agreed to obtain and transmit notices to the Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Any redemption notices will be sent to DTC. If less than all of a series of global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to securities unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Principal and interest payments, distributions and dividend payments and redemption proceeds, if any, on the global securities will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the trustee or agent on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Direct and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street-name,” and will be the responsibility of such Participants and not of DTC, the trustee or agent for such securities or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, interest, distributions and dividend payments and redemption proceeds, if any, to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the appropriate trustee or agent and us, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as securities depository with respect to the securities at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificates representing the securities are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository), subject to the procedures of DTC. In that event, certificates representing the securities will be printed and delivered to DTC.

The underwriters, dealers or agents of any of the securities may be direct participants of DTC.

PLAN OF DISTRIBUTION

DTE Energy may sell the securities through agents, underwriters or dealers, or directly to one or more purchasers without using underwriters or agents.

DTE Energy may designate one or more agents to sell the securities. Unless otherwise stated in a prospectus supplement, the agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

If DTE Energy uses underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the securities directly or through underwriting syndicates represented by managing underwriters. Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities offered if any of those securities are purchased. If DTE Energy uses a dealer in the sale, it will sell the securities to the dealer as principal. The dealer may then resell those securities at varying prices determined at the time of resale. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers will be described in the applicable prospectus supplement and may be changed from time to time.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from DTE Energy and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will identify any underwriters, dealers or agents and will describe their compensation. DTE Energy may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

Trading Markets and Listing of Securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than the common stock, which is listed on the New York Stock Exchange. DTE Energy may elect to list any other class or series of securities on any exchange but is not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice DTE Energy cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

Any underwriter may engage in over-allotment, stabilizing transactions, syndicate-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. These stabilizing activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

LEGAL MATTERS

The validity of the securities and certain other legal matters will be passed upon for DTE Energy by Patrick B. Carey, Associate General Counsel. Mr. Carey beneficially owns shares of DTE Energy common stock and holds options to purchase additional shares. Except as otherwise set forth in a prospectus supplement, certain legal matters relating to the securities will be passed upon for any underwriters, dealers or agents by Pillsbury Winthrop Shaw Pittman LLP, New York, New York.

Pillsbury Winthrop Shaw Pittman LLP has represented, and may in the future continue to represent, us and certain of our affiliates in connection with certain spent nuclear fuel and other nuclear waste matters unrelated to the offering of securities described in this prospectus.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s report on internal control over financial reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file annual, quarterly and special reports, and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and copy charges.

You may also inspect our SEC reports and other information about DTE Energy at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We maintain a web site at http://www.dteenergy.com, that contains information about us. The information on our web site is not incorporated by reference into this prospectus and you should not consider it part of this prospectus.

Incorporation by Reference

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in such documents that is deemed not to be filed):

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Annual Report on Form 10-K for the year ended December 31, 2011 (including information specifically incorporated by reference into DTE Energy’s Form 10-K from DTE Energy’s definitive Proxy Statement for its 2012 annual meeting of shareholders filed on March 15, 2012);

•	Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2012;

•	Current Reports on Form 8-K filed February 2, April 20, May 9, June 14, June 19, June 22 and August 1, 2012; and

•	Description of DTE Energy common stock on Form 8-B, filed on January 2, 1996.

Each of these documents is available from the SEC’s web site and public reference rooms described above. We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, on the written or oral request of that person, a copy of any or all of the documents incorporated in this prospectus or in any related prospectus supplement by reference, excluding the exhibits to those documents unless the exhibits are specifically incorporated by reference therein. You may make such a request by writing or telephoning DTE Energy Investor Relations at:

DTE Energy Company

Attention: Investor Relations, 819 WCB

One Energy Plaza

Detroit, Michigan 48226-1279

(313) 235-8030